Exhibit 10.1

Execution Copy

THIRD AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

MASTERCRAFT BOAT COMPANY, LLC,

MASTERCRAFT SERVICES, INC.,

MCBC HYDRA BOATS, LLC
MASTERCRAFT INTERNATIONAL SALES ADMINISTRATION, INC.

NAUTIC STAR, LLC
NS TRANSPORT, LLC
NAVIGATOR MARINE, LLC

as Borrowers

MCBC HOLDINGS, INC.
as a Guarantor

And
the other Credit Parties

Various Lenders
From Time to Time Party Hereto
and

FIFTH THIRD BANK,
an Ohio banking corporation,
as Agent and L/C Issuer and Lender

BANK OF AMERICA, N.A.
as Syndication Agent

SUNTRUST BANK
JPMORGAN CHASE BANK, N.A.
REGIONS BANK
as Co-Documentation Agents

Dated as of OCTOBER 2, 2017

FIFTH THIRD BANK,
as Lead Arranger and Sole Book Runner

i

(continued)

(continued)

(continued)

(continued)

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Joinder Agreement
Exhibits H-1	—	Tax Certificates
through H-4

Schedule 1	—	Commitments
Schedule 3.3		Post-Closing Obligations
Schedule 5.9	—	ERISA
Schedule 5.10	—	Subsidiaries
Schedule 5.16	—	Labor Relations
Schedule 5.17	—	Capitalization of Credit Parties
Schedule 6.11	—	Indebtedness
Schedule 6.12	—	Liens
Schedule 6.14	—	Investments
Schedule 6.16	—	Restrictions
Schedule 10.8(b)		Prohibited Assignees

v

THIRD AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

This Third Amended and Restated Credit and Guaranty Agreement is entered into as of October 2, 2017, by and among MASTERCRAFT BOAT COMPANY, LLC, a Delaware limited liability company (“MasterCraft”), MASTERCRAFT SERVICES, INC., a Tennessee corporation (“Services”), MCBC HYDRA BOATS, LLC, a Tennessee limited liability company (“Hydra”), MASTERCRAFT INTERNATIONAL SALES ADMINISTRATION, INC., a Delaware corporation (“Sales Administration”), NAUTIC STAR, LLC, a Mississippi limited liability company (“Nautic”), NS TRANSPORT, LLC, a Mississippi limited liability company (“NS Transport”), and NAVIGATOR MARINE, LLC, a Mississippi limited liability company (“Navigator”) and each other Person that becomes a “Borrower” hereunder pursuant to a Joinder Agreement (collectively, “Borrowers” and, individually, each a “Borrower”), MCBC HOLDINGS, INC., a Delaware corporation (“Holdings”), as a Guarantor, the other Credit Parties named herein from time to time, the various institutions from time to time party to this Agreement, as Lenders, and FIFTH THIRD BANK, an Ohio banking corporation, as Agent and L/C Issuer.

RECITALS

WHEREAS, Borrowers (other than Nautic, NS Transport and Navigator) and Holdings and Agent and the Lenders entered into that certain Second Amended and Restated Credit and Guaranty Agreement dated as of May 27, 2016 (as amended from time to time, the “Existing Credit Agreement”), which amended and restated that certain Amended and Restated Credit and Guaranty Agreement dated as of March 13, 2015, which amended and restated that certain Credit and Guaranty Agreement dated as of December 20, 2013 (collectively, as amended from time to time, the “Original Loan Agreement”), with the Existing Credit Agreement providing for Revolving Loans in the maximum principal amount of $30,000,000, a Term Loan in the original principal amount of $50,000,000 and other credit accommodations, for an aggregate credit facility in the amount of  $80,000,000;

WHEREAS, in connection therewith, the parties thereto entered into that certain Security Agreement dated as of December 20, 2013 (the “Original Security Agreement”), and that certain Amended and Restated Security Agreement dated as of March 13, 2015, as amended by that certain Amendment No. 1 to Amended and Restated Security Agreement  (as amended, the “Existing Security Agreement”), which amended and restated the Original Security Agreement, together with other ancillary Collateral Documents and other Loan Documents (each as defined in the Existing Credit Agreement);

WHEREAS, each of Borrowers and Holdings have requested that Agent and the Lenders (i) modify the Loans and other credit accommodations under the Existing Credit Agreement to provide for an aggregate credit facility in the amount of $145,000,000 consisting of Revolving Credit Commitments in the aggregate amount of $30,000,000 and Term Loan Commitments in the aggregate amount of $115,000,000, (ii) permit the Nautic Star Acquisition, (iii) extend the Maturity Date to October 2, 2022, and (iv) make certain other modifications and amendments to the Existing Credit Agreement, all as set forth in this Agreement;

WHEREAS, as set forth in the Loan Documents, each of the Credit Parties (i) shall be Borrowers or Guarantors, as applicable, hereunder jointly and severally liable for all Loans and related Obligations, (ii) shall guaranty the Obligations of each other Credit Party hereunder as set forth in Section 11 hereof, and (iii) shall reaffirm and grant to Agent, for the benefit of Agent and Lenders, a Lien on its Collateral to secure such Obligations, and the Obligations of the Credit Parties under this Agreement, as continued from the Original Loan Agreement and the Existing Credit Agreement, shall continue to be secured by the Collateral pursuant to the Existing Security Agreement, as amended and restated on the date hereof by that certain Second Amended and Restated Security Agreement, executed and delivered in connection with this Agreement; and

WHEREAS, this Agreement shall become effective, and shall amend and restate the Existing Credit Agreement, upon the execution of this Agreement by Borrowers, the other Credit Parties, Agent and the Lenders and upon the satisfaction of the conditions contained in Section 3 hereof; and from and after such effective time, (i) all references made to the Existing Credit Agreement in the Loan Documents or in any other instrument or document executed and/or delivered pursuant thereto shall, without any further action, be deemed to refer to this Agreement and (ii) the Existing Credit Agreement shall be amended and restated in its entirety hereby, provided, however, the obligations to repay the loans and advances arising under the Existing Credit Agreement shall continue in full force and effect to the extent provided in this Agreement and the Liens securing payment thereof shall be continuing but shall now be governed by the terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of any Loans (including any Loans by renewal or extension) heretofore and hereafter made to Borrowers by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Credit Parties, the parties agree as follows:

SECTION 1

DEFINITIONS; INTERPRETATION.

Section 1.1            Definitions.  The following terms when used herein shall have the following meanings:

“ACH” is defined in Section 2.15(a) hereof.

“Acquired Business” means the entity or assets acquired by any Credit Party or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent to the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Fifth Third Bank, an Ohio banking corporation, in its capacity as administrative agent for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Agreement” means this Third Amended and Restated Credit and Guaranty Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Loans” is defined in Section 10.08(g) hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the Commitment Fees and L/C Fees payable under Section 2.13 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR EURODOLLAR LOANS:	APPLICABLE MARGIN FOR BASE RATE LOANS:	APPLICABLE MARGIN FOR COMMITMENT FEE:

I	Greater than or equal to 2.50 to 1.0	2.750%	1.750%	0.450%

II	Less than 2.50 to 1.0, but greater than or equal to 2.00 to 1.0	2.500%	1.500%	0.400%

III	Less than 2.0 to 1.0, but greater than or equal to 1.50 to 1.0	2.250%	1.250%	0.350%

IV	Less than 1.50 to 1.0, but greater than	2.000%	1.000	0.300%

LEVEL	TOTAL LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR EURODOLLAR LOANS:	APPLICABLE MARGIN FOR BASE RATE LOANS:	APPLICABLE MARGIN FOR COMMITMENT FEE:

	or equal to 1.00 to 1.0

V	Less than 1.00 to 1.0	1.750%	0.750%	0.250%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Credit Parties and their Subsidiaries ending on or after December 31, 2017, the date on which the Agent is in receipt of Borrowers’ and their Subsidiaries’ most recent financial statements for the fiscal quarter then ended, pursuant to Section 6.1 hereof.  The Applicable Margin shall be established based on the Total Net Leverage Ratio for the most recently completed fiscal quarter, and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Credit Parties have not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Total Net Leverage Ratio shall be deemed to be greater than or equal to 2.50 to 1.0).  If the Credit Parties subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late-delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Agent in accordance with the foregoing shall be conclusive and binding on the Credit Parties and the Lenders absent manifest error.

Without limitation of any other provision of this Agreement, or any other remedy available to Agent or the Lenders under any of the Loan Documents, to the extent that any financial statements delivered pursuant to Section 6.1 or any information contained in any certificate delivered pursuant to Section 6.1 shall be incorrect in any material manner that would have led to the application of a higher Applicable Margin for any period, then (i) the Borrower Representative shall deliver to the Agent corrected financial statements or other corrected information in an executed certificate (“Correction Certificate”), (ii) the Applicable Margin for such period shall be the Applicable Margin corresponding to such restated financial statements or other corrected information and, all Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of the delivery of the erroneous financial statements or other erroneous information in question, and (iii) any additional amounts payable as a result of such retroactive application that are attributable to prior periods shall be due and payable by Borrower Representative upon delivery to Agent of the Correction Certificate.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment; provided that if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Application” is defined in Section 2.3(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.8), and accepted by the Agent, in substantially the form of Exhibit F attached hereto or any other form approved by the Agent.

“Authorized Representative” means those Persons shown on the list of officers or other authorized individuals provided by the Credit Parties pursuant to Section 3.2 hereof or on any update of any such list provided by the Credit Parties to the Agent, or any further or different officers or authorized individuals of the Credit Parties so named by any Authorized Representative of the Credit Parties in a written notice to the Agent.

“Banking Services Obligations” means the liability of any Credit Party or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house (ACH) transfer, return items, overdrafts, interstate depository network services, wire transfer or otherwise to or from the deposit accounts of any Credit Party or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) credit card and purchasing card services provided to any Credit Party by a Lender while such Person is a Lender hereunder, and (d) any other deposit, disbursement, and cash management services afforded to any Credit Party or any Subsidiary by any of such Lenders or their Affiliates.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 U.S.C. §101 et seq., as in effect from time to time, and any successor statute thereto.

“Base Rate” means for any day the greatest of:  (a) the rate of interest last quoted by The Wall Street Journal (or such other national publication selected by the Agent) from time to time as the “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Agent’s best or lowest rate), (b) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1% and (c) the sum of (x) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus (y) one percent (1.00%).

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a) hereof.

“Borrower(s)” means, individually and collectively, jointly and severally (a) as of the Original Closing Date, the Restatement Closing Date and the Second Restatement Closing Date, (i) MasterCraft, (ii) Services, (iii) Hydra; and (iv) Sales Administration, (b) as of the Third Restatement Closing Date, (i) MasterCraft, (ii) Services, (iii) Hydra; and (iv) Sales Administration, (v) Nautic, (vi) NS Transport, and (vii) Navigator and (c) each other Person that becomes a “Borrower” hereunder pursuant to a Joinder Agreement after the Third Restatement Closing Date.

“Borrower Representative” is defined in Section 12.1 hereof; and as of the Original Closing Date and Third Restatement Closing Date is MasterCraft.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit.  A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to Borrower Representative, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by Borrower Representative pursuant to Section 2.5(a) hereof.  Borrowings of Swing Loans are made by the Agent in accordance with the procedures set forth in Section 2.11 hereof.

“Business Day” means (i) with respect to all notices and determinations in connection with the Eurodollar Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Management Agreement with Lender is then in effect with respect to all or a portion of this Agreement, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Management Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of this Agreement subject to such Rate Management Agreement.  Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means any lease of Property which in accordance with GAAP is classified as a capital lease.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, (a) for the benefit of one or more of the L/C Issuers or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in the Minimum Collateral Amount or, if the Agent and each L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and L/C Issuer, or (b) for the benefit of any Lender that has provided Banking Services Obligations.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any Person:  (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within ninety (90) days from the date of issuance thereof; (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $250,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; and (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above; and (f) other short term liquid investments approved in writing by the Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of any Credit Party to any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder in effect on the date hereof) other than pursuant to a transaction expressly permitted hereunder or approved by the Required Lenders in accordance herewith, (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of 30% or more of the outstanding voting Equity Interests of Holdings, (iii) Holdings ceases to own and control, directly or indirectly, beneficially and of record 100% of the outstanding Equity Interests of Mastercraft, or (iv) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals who are Continuing Directors.

“Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swing Loans.

“Closing Date Transactions” means, collectively, the closing and consummation of the financings contemplated by this Agreement as of the Third Restatement Closing Date, and the Nautic Star Acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Agent for the benefit of the Lenders, or any security trustee therefor, by the Collateral Documents, but in no event shall include any Excluded Assets or Excluded Vehicles.

“Collateral Access Agreement” is defined in the Security Agreement.

“Collateral Account” is defined in Section 7.4(b) hereof.

“Collateral Documents” means the Mortgages, the Security Agreement, the Collateral Access Agreements, and all other mortgages, deeds of trust, security agreements, pledge agreements, account control agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Rate Management Obligations, and the Banking Services Obligations, or any part thereof.

“Collection Account” is defined in Section 2.15(a) hereof.

“Commitment Fee” is defined in Section 2.13(a) of this Agreement.

“Commitments” means the Revolving Credit Commitments, the Term Loan Commitments, any Incremental Term Loan Commitments, and any Incremental Revolving Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 10.6(d)(ii).

“Compliance Certificate” is defined in Section 6.1(d) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Director” means, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Holdings on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was appointed or nominated by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was appointed or nominated by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith; provided, that with respect to Floorplan Repurchase Obligations, the amount of such Contingent Obligations shall be determined in accordance with GAAP.

“Contras” is defined in the definition of “Eligible Account”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” is defined in the Security Agreement.

“Controlled Disbursement Account” is defined in Section 2.15(a) hereof.

“Controlled Group” means all members of a controlled group of corporations, all trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any Credit Party, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit and the Term Credit.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Credit Parties” means each Borrower and each Guarantor a party to this Agreement.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response actions, removal and remedial costs, compliance costs, investigation expenses, consultant fees, reasonable and documented attorneys’ and paralegals’ fees and litigation expenses.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 8.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified Borrower Representative, the Agent or any L/C Issuer or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or Borrower Representative, to confirm in writing to the Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In-Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.7(b)) upon delivery of written notice of such determination to Borrower Representative, the L/C Issuer, each Swing Line Lender and each Lender.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13 hereof (other than clause (h) thereof).

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means as to the Credit Parties and their Subsidiaries on a consolidated basis, with reference to any period, without duplication, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income for such period: (a) Interest Expense for such period, (b) tax expense (including without limitation, federal, state, local and foreign income taxes) paid or accrued for such period, (c) all distributions paid to the equity holders of Borrowers for income tax liabilities attributable to their allocated share of Borrowers’ taxable income for such period, (d) amounts attributable to depreciation and amortization expense for such period, (e) non-recurring fees, costs and expenses for such period incurred in connection with entering into this Agreement, the other Loan Documents and the transactions contemplated thereby on the Third Restatement Closing Date in an aggregate amount not to exceed $1,500,000, (f) non-cash charges for such period (including, without limitation, stock-based compensation expense, currency translations, impairment charges and gains or losses on asset dispositions), (g) fees and reimbursed expenses paid to independent directors during such period for advisory and board management services in an aggregate amount not to exceed $500,000 in any fiscal year, (h) all other extraordinary or non-recurring expenses and losses for such period in an amount reasonably acceptable to Agent, (i) non-recurring fees, costs and expenses during such period incurred in connection with any Permitted Acquisition, permitted disposition, permitted equity issuance and/or permitted investment, in each case, whether or not consummated, (j) the Management Bonus Payments, and (k) non-recurring fees, costs and expenses and settlement payments for such period incurred in connection with litigation with Malibu Boats, LLC concerning allegations of IP infringement and any related actions not to exceed an aggregate amount of (i) $5,239,000.00 for the trailing twelve month period ending 09/30/2017, (ii) $4,295,000.00 for the trailing twelve month period ending 12/31/2017, and (ii) $0.00 thereafter.  With respect to any period during which any Permitted Acquisition has occurred, for purposes of determining compliance with the financial covenants set forth in Section 6.22, EBITDA shall be calculated with respect to such period on a pro forma basis (provided, that any pro forma adjustments included therein shall have been approved by the Agent, in its reasonable discretion) using the historical audited financial statements of any business so acquired and the financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Permitted Acquisition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

“EEA Financial Institution”:  (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.8(b)(iii)).

“Engines Reserve” means a Reserve in the amount of $1,800,000  which Reserve shall be effective as of the Third Restatement Closing Date and continue until the Engines Financing Amendment Documents Delivery Date.

“Engines Financing Amendment Documents Delivery Date” means the date on which the Credit Parties deliver to Agent, in form and substance satisfactory to Agent, the Engines Financing Amendment Documents.

“Engines Financing Amendment Documents” means the following documents, in form and substance satisfactory to Agent, in respect of the collateral description in favor of Wells Fargo Bank Commercial Distribution Finance, LLC (as successor to GE Commercial Distribution Finance Corporation), consisting of (i) a UCC financing statement amendment, amending that certain UCC Financing Statement filed 06/30/2003 with the Mississippi Secretary of State as filing no. 20030108197B, and (ii) an amendment to the collateral description of that certain Amended and Restated Inventory Financing Agreement dated as of November 12, 2013 between Nautic and GE Commercial Distribution Finance, amending the security interest granted therein in each case in form and substance satisfactory to Agent.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority, issued pursuant to any Environmental Law, or (d) from any actual or alleged damage, injury, threat or harm to health, environmental safety, natural resources or the environment from any Hazardous Material.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Interests” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, including equity appreciation rights, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA or the regulations thereunder (excluding those for which notice to the PBGC has been waived as of the date hereof) with respect to a Pension Plan; (b) the failure to meet the Pension Funding Rules with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (c) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) notification that a Multiemployer Plan is in reorganization or is endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” shall mean, for each of the Credit Parties’ Fiscal Years, the EBITDA for such period (excluding any pro forma adjustments to EBITDA as a result of any Permitted Acquisition (but, in any case, including the actual EBITDA generated by the Person acquired in connection with the Permitted Acquisition during any period, from the date of the consummation of the Permitted Acquisition to the end of the applicable measurement period)), minus cash taxes (including, without limitation, foreign, federal, state and local income taxes paid during such period of the Credit Parties, including, without limitation, Permitted Tax Distributions made in cash during such period, minus actual principal and scheduled interest payments made with respect to Indebtedness during such period (including, without limitation, those principal payments required to be paid pursuant to Section 2.7(a) and (b) hereof), minus all Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money indebtedness or capitalized lease obligations to the extent permitted under this Agreement) by the Credit Parties during such period, minus unfinanced consideration paid in such period with respect to any Permitted Acquisition including earnout payments, minus all cash items added back to EBITDA, excluding any Management Bonus Payments.

“Excess Interest” is defined in Section 10.16 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute and the rules promulgated thereunder.

“Excluded Accounts” is defined in Section 4.2.

“Excluded Assets” is defined in Section 4.1.

“Excluded Subsidiary” means, as of the Original Closing Date and the Third Restatement Closing Date, Parts.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower Representative under Section 8.6(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.5(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Vehicles” is defined in Section 4.1.

“Existing Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Existing Security Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Facilities” means the Revolving Credit, the Term Credit, and any Facilities Increase.

“Facilities Increase” is defined in Section 2.16 hereof.

“Facilities Increase Lender(s)” is defined in Section 2.16 hereof.

“Facilities Increase Request” is defined in Section 2.16 hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“FCPA” is defined in Section 5.24 hereof.

“Federal Funds Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the rate determined by Fifth Third to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Fifth Third at approximately 11:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more federal funds brokers selected by Fifth Third for sale to Fifth Third at face value of federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Fifth Third for which such rate is being determined.

“Fifth Third” means Fifth Third Bank, an Ohio banking corporation, in its individual capacity and any successor thereof.

“Fifth Third Fee Letter” is defined in Section 2.13(c) hereof.

“Fixed Charge Coverage Ratio” means, as of the date of determination thereof, the ratio of (a) EBITDA for such period minus (i) unfinanced Capital Expenditures for such period (for the avoidance of doubt, exclusive of Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted pursuant to Section 6.11 hereof), (ii) income taxes paid in cash for such period, and (iii) distributions paid in cash to the equity holders of the Credit Parties for income tax liabilities attributable to their allocated share of taxable income for such period including Permitted Tax Distributions, to (b) Fixed Charges, in each case, for the four fiscal quarters then ended.

“Fixed Charges” means, with reference to any period, for the Credit Parties and their Subsidiaries on a consolidated basis, without duplication, the sum of (a) all scheduled payments of principal actually made during such period with respect to Indebtedness of the Credit Parties and their Subsidiaries, plus (b) the cash portion of any Interest Expense for such period.

“Floorplan First Loss Guaranty Obligations” means any guaranty obligations of the Credit Parties in respect of floorplan financing arrangements of the Credit Parties.

“Floorplan Repurchase Obligations” means repurchase obligations of the Credit Parties pursuant to the floorplan financing arrangements of the Credit Parties.

“Foreign Lender” means (a) if a Credit Party is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Credit Party is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Credit Party is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Plan” means any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Credit Party and/or any of its Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of such Credit Party or any Subsidiary of such Credit Party to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Account” is defined in Section 2.5(d) hereof.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantied Obligations” is defined in Section 11.1 hereof.

“Guarantors” means, collectively, each Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.  Each Borrower hereunder is a Guarantor of the Obligations of the other Borrowers hereunder pursuant to Section 11 hereof.  As of the Original Closing Date, the Restatement Closing Date, the Second Restatement Date, and the Third Restatement Closing Date, Holdings is the only non-Borrower Guarantor.

“Guaranty” and “Guaranties” means Section 11 of this Agreement and each separate guaranty, in form and substance reasonably satisfactory to the Agent, delivered by any Guarantor.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is listed, identified, classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law, including without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Holdings” means MCBC Holdings, Inc., a Delaware corporation and a Guarantor hereunder.

“Hostile Acquisition” means the acquisition of the capital stock or other Equity Interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or, if such acquisition has been so approved, as to which such approval has not been withdrawn

“Hydra” means MCBC Hydra Boats, LLC, a Tennessee limited liability company and a Borrower hereunder.

“Incremental Revolving Credit” means the credit facility for the Incremental Revolving Loans described in Section 2.16 hereof.

“Incremental Revolving Loan” is defined in Section 2.16 hereof and, as so defined, includes a Base Rate Loan, a Eurodollar Loan, each of which is a “type” of Incremental Revolving Loan hereunder.

“Incremental Revolving Loan Commitments” as to any Revolving Lender, the obligation of such Lender to make Incremental Revolving Loans.

“Incremental Term Credit” means the credit facility for the Incremental Term Loans described in Section 2.16 hereof.

“Incremental Term Loan” is defined in Section 2.16 hereof and, as so defined, includes a Base Rate Loan, a Eurodollar Loan, each of which is a “type” of Incremental Term Loan hereunder.

“Incremental Term Loan Commitments” as to any Term Loan Lender, the obligation of such Lender to make Incremental Term Loans.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, it being understood that the term “Indebtedness” shall not include (i) trade accounts payable or (ii) accrued expenses, in each case arising in the ordinary course of business, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of bankers acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, (j) earnouts, seller notes and similar deferred purchase rice payment obligations of such Person, (k) all Contingent Obligations with respect to liabilities which otherwise constitute “Indebtedness” and (l) all Equity Interests of such Person subject to repurchase or redemption  prior to the Maturity Date (other than in connection with a Change of Control).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.11.

“Information” is defined in Section 10.21 hereof.

“Intellectual Property” means (i) the names of the Credit Parties and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications thereof; (b) all patents, patent applications, and inventions and discoveries that may be patentable;(c) all copyrights in both published and unpublished works; and (d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints, all of the foregoing being owned, used, and/or licensed by Borrowers and the other Credit Parties (or any one or more of them).

“Interest Expense” means, with reference to any period, the sum of all interest charges (including fees incurred with respect to letters of credit and imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Credit

Parties and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means for each Eurodollar Loan, a period of 1, 2, 3 or 6 months, at Borrower Representative’s election, which period shall commence on a Business Day selected by Borrower Representative subject to the terms of this Agreement and shall be determined by Agent in accordance with this Agreement and Agent’s loan systems and procedures periodically in effect, including, without limitation, in accordance with the following terms and conditions, as applicable:

(1)           In the case of immediately successive Interest Periods with respect to a continued Eurodollar Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the LIBOR rate in effect for the new Interest Period;

(2)           If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and

(3)           If any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period;

(4)           and no Interest Period with respect to any portion of the Term Loan shall extend beyond the final Maturity Date of the Term Loan, and no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Borrowers are required to make a scheduled payment of principal on the Term Loans, unless the sum of (x) the aggregate principal amount of Term Loans that are Base Rate Loans plus (y) the aggregate principal amount of Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date; and

(5)           As of the Third Restatement Closing Date, the applicable Interest Period may be, as determined by Agent, for a period of less than one month.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement pursuant to which a new Credit Party becomes a party to this Agreement, substantially in form of Exhibit G.

“L/C Fee” is defined in Section 2.13(b) of this Agreement.

“L/C Issuer” means Fifth Third, in its capacity as issuer of Letters of Credit hereunder and any successor L/C Issuer.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit (including all automatic increases provided for in such Letters of Credit, whether or not any such automatic increase has become effective) and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” includes the Revolving Lenders, the Term Lenders and the Swing Line Lenders.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the Proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender to which any permitted Rate Management Obligations or Banking Services Obligations is owed.

“Lender Party” is defined in Section 10.21 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.3(a) hereof.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, the rate of interest per annum rounded upwards (the “Rounding Adjustment”), if necessary, to the next 1/100,000 of 1% fixed by ICE Benchmark Administration Limited (or any successor thereto, or replacement thereof, reasonably approved by Agent, each an “Alternative LIBOR Source”) at approximately 11:00 a.m., London, England time (or the relevant time established by ICE Benchmark Administration Limited, an Alternate LIBOR Source, or Agent, as applicable), two (2) Business Days prior to such date of determination, relating to quotations for the applicable 1 month, 2 month, 3 month or 6 month London InterBank Offered Rates on U.S. Dollar deposits, as displayed by Bloomberg LP (or any successor thereto or replacement thereof, as reasonably approved by Agent, each an “Approved Bloomberg Successor”), or if no longer displayed by Bloomberg LP (or any Approved Bloomberg Successor), such rate of interest per annum as shall be determined in good faith by Agent from such sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), all as determined by Agent in accordance with this Agreement and Agent’s loan systems and procedures periodically in effect; provided that, notwithstanding the foregoing, in no event shall the LIBOR Rate be less than zero percent (0%) as of any date (the “LIBOR Rate Minimum”); provided further that, at any time during which a Rate Management Agreement with Agent is then in effect with respect to all or a portion of the Obligations, the LIBOR Rate Minimum and the Rounding Adjustment shall all be disregarded and no longer of any force and effect with respect to such portion of the Obligations subject to such Rate Management Agreement.

“Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Term Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, the Rate Management Agreements, Banking Services Obligations agreements, any Subordination Agreement, the Fifth Third Fee Letter and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements.

“Management Bonus Payments” is defined in Section 5.7 hereof.

“MasterCraft” means MasterCraft Boat Company, LLC, a Delaware limited liability company, a Subsidiary of Holdings, and a Borrower and Borrower Representative hereunder.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Credit Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of the Credit Parties and their Subsidiaries taken as a whole to perform their obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Credit Party or any Subsidiary of any Loan Document or the rights and remedies of the Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document, other than as a direct result of an action, inaction or failure of the Agent or any Lender.

“Material Contract” means, with respect to any Person, each contract or agreement (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $2,000,000 or more in any year or (b) contracts involving Floorplan Repurchase Obligations in excess of $1,500,000, or (c) any other contract, agreement, permit or license, written or oral, of such Person as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Plan” is defined in Section 7.1(h) hereof.

“Maturity Date” means October 2, 2022.

“Maximum Liability” is defined in Section 11.

“Maximum Rate” is defined in Section 10.16 hereof.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each Mortgage and Security Agreement with Assignment of Rents and Open-End Mortgage and Security Agreement with Assignment of Rents between any Credit Party and the Agent relating to such Credit Party’s real property, fixtures and interests in real property owned as of the Third Restatement Closing Date and commonly known as (i) 100 Cherokee Cove Drive, Monroe County, Vonore Tennessee 37885, and (ii) 500 Waterway Drive , Amory, MS 38821, and any other mortgages or deeds of trust delivered to the Agent pursuant to Section 4.2 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA

“Nautic” means Nautic Star, LLC, a Mississippi limited liability company, and a Borrower hereunder.

“Nautic Star Acquisition” means the Acquisition on the Third Restatement Closing Date of one hundred percent (100%) of the Equity Interests of Target pursuant to the Nautic Star Acquisition Documents.

“Nautic Star Acquisition Documents” means , collectively, the Nautic Star Purchase Agreement and all documents and instruments executed and delivered in connection therewith.

“Nautic Star Purchase Agreement”  means that certain Membership Interest Purchase Agreement by and among MCBC Holdings, Inc., Nautic Star, LLC, the Members of Nautic Star, LLC party thereto, and the other parties named therein, dated as of the Third Restatement Closing Date.

“Navigator” means Navigator Marine, LLC, Mississippi limited liability company, and a Borrower hereunder.

“NS Transport” means NS Transport, LLC, Mississippi limited liability company, and a Borrower hereunder.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (iii) the amount of any Indebtedness secured by any Permitted Lien on any asset which is required to be and is, repaid in connection with such sale or disposition, and (iv) reasonable amounts held in escrow or otherwise held as a reserve against any liabilities under any indemnification obligations associated with such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of Equity Interests of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof and (ii) taxes paid or payable by such Person as a direct result of such offering or issuance.

“Net Income” means, with reference to any period, the net income (or net loss) of the Credit Parties and their Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Credit Party or another Subsidiary, except to the extent that the Credit Parties have delivered either (i) the financial statements of the Acquired Business for such period, which financial statements shall have been audited by an independent accounting firm reasonably satisfactory to the Agent and the Required Lenders or otherwise in a form reasonably acceptable to Agent and the Required Lenders, or (ii) a quality of earnings report of the Acquired Business covering such period, which quality of earnings report is in a form reasonably satisfactory to Agent, and the Agent agrees to the inclusion of such net income (or net loss) of such Person and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which any Credit Party or any Subsidiary has an Equity Interest in, except to the extent of the amount of dividends or other distributions actually paid to any Credit Party or any Subsidiary during such period, (c) gains and losses or charges relating to the disposition of assets (other than the sale of inventory in the ordinary course of business), (d) gains and losses or charges relating to discontinued operations, (e) extraordinary gains and losses or charges, and (f) the impact of any purchase accounting treatment or changes in accounting principles.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.9 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Paying Guarantor” is defined in Section 11.10.

“Notes” means and includes the Revolving Notes, the Term Notes and the Swing Note.

“Obligations” means all obligations of any Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Credit Party or any Subsidiary of any Credit Party arising under or in relation to any Loan Document, all Rate Management Obligations permitted hereunder, and all Banking Services Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.  Notwithstanding the foregoing, the term Obligations shall exclude any Excluded Swap Obligation.

“OFAC” means the Office of Foreign Assets control of the U.S. Department of the Treasury.

“OFAC Sanctions” means the country or list based economic and trade sanctions administered and enforced by OFAC.

“Original Closing Date” means December 20, 2013.

“Original Loan Agreement” is defined in the Recitals hereto.

“Original Security Agreement” is defined in the Recitals hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.6).

“Outstanding Indebtedness” is defined in Section 1.5 hereof.

“Outstanding Revolving Loans” is defined in Section 1.5 hereof.

“Outstanding Term Loans” is defined in Section 1.5 hereof.

“Participant” has the meaning assigned to such term in clause (d) of Section 10.8.

“Participant Register” has the meaning specified in clause (d) of  Section 10.8.

“Participating Interest” is defined in Section 2.3(d) hereof.

“Participating Lender” is defined in Section 2.3(d) hereof.

“Parts” means MasterCraft Parts, Ltd., a United Kingdom private limited company, a wholly-owned Subsidiary of Holdings, and an Excluded Subsidiary hereunder.

“PATRIOT ACT” is defined in Section 5.24(b) hereof.

“Paying Guarantor” is defined in Section 11.10 hereof.

“Payment in Full” means, as of any date of determination, that (a) the Obligations and the Guarantied Obligations (in each case, other than contingent indemnification obligation and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto, and Banking Services Obligations not then due and owing), as applicable, are fully paid and satisfied, (b) all Letters of Credit have been cancelled and returned to the L/C Issuer or either (i) replaced by an irrevocable letter of credit, on terms acceptable to the L/C Issuer, issued by a financial institution acceptable to the L/C Issuer, or (ii) Cash Collateralized, in each case, in an amount at least equal to 103% of the L/C Obligations, as of such date and on terms satisfactory to the L/C Issuer, and (c) the Commitments and this Agreement are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any Plan that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Percentage” means for any Lender its Applicable Percentage, Term Loan Percentage; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 9.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Applicable Percentage, Term Loan Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means (i) any Acquisition pursuant to which Agent and Required Lenders grant their prior written consent (which consent may be granted or withheld in each Person’s sole and absolute discretion) or (ii) any Acquisition with respect to which all of the following conditions shall have been satisfied (unless otherwise approved in writing by Required Lenders):

(a)                                 not less than twenty (20) Business Days prior to the anticipated consummation thereof, Agent shall have received written notice of a proposed Acquisition and, to the extent available (or, if later, promptly after they become available) copies of all material Acquisition documents (with appropriate updated drafts thereof to be delivered to Agent promptly following the general distribution thereof);

(b)                                 Agent shall have received pro forma financial statements and a pro forma Compliance Certificate demonstrating that, after giving effect to such Acquisition, and on a trailing twelve (12) month basis, the Credit Parties and their Subsidiaries shall have (i) a Total Net Leverage Ratio  equal to or less than the Total Net Leverage Ratio, required by Section 6.22(a) for the most recent measurement period, and (ii) a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio required by Section 6.22(b) for the most recent measurement period;

(c)                                  following receipt of the notice and other materials described in the preceding clause (a), upon the reasonable request of Agent, Borrower shall promptly provide to Agent (and Agent shall promptly provide copies to the Lenders) (i) historical financial statements of the applicable target(s) for the most recent twelve (twelve (12) months prior to such Acquisition for which such financial statements are available and (ii) all material due diligence and other material background materials made available to any Credit Party with respect to the entity or assets to be acquired in such Acquisition, including without limitation, additional financial statements and environmental reports, together with such other material information as Agent may reasonably request;

(d)                                 no Default or Event of Default shall exist prior to, or as the result of, such Acquisition;

(e)                                  no more than three (3) Permitted Acquisitions shall be completed in a fiscal year of the Credit Parties;

(f)                                   at any time the Total Net Leverage Ratio is greater than 2.25 to 1.0 on a pro forma basis after giving effect to a proposed Acquisition, the Total Consideration for Permitted Acquisitions shall not exceed $50,000,000 for any one Permitted Acquisition or $100,000,000 in the aggregate for all Permitted Acquisitions during the term of the Credit Agreement;

(g)                                  the proposed Acquired Business must have generated zero or positive EBITDA (with adjustments limited to shareholder distributions, owners’ compensation and pro forma cost structure/headcount adjustments and other adjustments as may be agreed by Agent and Borrower Representative) in the preceding year;

(h)                                 after giving effect to the proposed Acquisition, Borrowers shall have pro forma Revolving Loan Availability of at least $10,000,000;

(i)                                     the Acquired Business is in the same or similar line of business as Borrowers and has its primary operations in the United States (and, if an entity is being acquired, such entity is organized under the laws of a state of the United States);

(j)                                    the Permitted Acquisition shall not be a Hostile Acquisition;

(k)                                 contemporaneously with the closing of such Permitted Acquisition, Agent shall be granted a first priority perfected security interest (subject to Permitted Liens) in all assets of the Acquired Business and, if any entity is to be acquired, to the extent required by this Agreement (i) the Equity Interests of such Acquired Business shall be pledged to Agent, (ii) such entity shall become a Guarantor or Borrower (as determined by Agent), and (iii) such entity shall execute and deliver to Agent a joinder agreement to this Agreement and the Security Agreement and such other documents and instruments as reasonably required by Agent and the Lenders; and

(l)                                     Borrower Representative shall certify the satisfaction of the foregoing conditions on or prior to the date such Acquisition is consummated.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured lender) credit judgment.

“Permitted Lien” is defined in Section 6.12 hereof.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness, any extensions, renewals or refinancing of any such Indebtedness (as used in the definition, the refinancing Indebtedness); provided, that (a) the principal amount of such Indebtedness is not increased at the time of extension, renewal or refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) the refinancing Indebtedness is on the whole and in all material respects on terms no less favorable (as adjusted for current market conditions) to the Credit Parties than such Indebtedness; (c) the weighted average life to maturity of the refinancing Indebtedness is greater than the weighted average life to maturity of such Indebtedness; (d) if such Indebtedness is (i) Subordinated Debt, the refinancing Indebtedness is subordinated to the Obligations to the same extent that such Indebtedness is subordinated to the Obligations; or (ii) unsecured, such refinancing Indebtedness shall be unsecured; and (e) the refinancing Indebtedness is incurred by the same Person or Persons (or their successor(s)) that initially incurred (including, without limitation, by Guaranty) such Indebtedness.

“Permitted Tax Distributions” means, for so long as any Borrower (i) is treated as a disregarded entity of which Holdings is the sole owner for U.S. federal income tax purposes or (ii) is a corporation that files consolidated, combined, unitary or similar tax returns with Holdings for U.S. federal (or state and local) income tax purposes, cash distributions by such Borrower to Holdings in amounts sufficient to permit Holdings to pay federal, state and local income taxes (including estimated taxes) then due and payable, to the extent such taxes are attributable to income or gain of such Borrower or any Subsidiary of such Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or an ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Post-Closing Agreement” means that certain Post-Closing Agreement between the Credit Parties and Agent dated as of the Third Restatement Closing Date.

“Premises” means the real property owned or leased by any Credit Party or any Subsidiary, including, without limitation, the real property and improvements thereon owned by any Credit Party or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Proceeding” is defined in Section 10.08(g) hereof.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell, support or other agreement as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement or foreign exchange risk, currency risk, or risk with respect to commodities prices, in each case, between the Credit Parties or any Subsidiary (or any one or more of them) and Agent, any Lender, or any Affiliate of Agent or any Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of any Borrower to Agent, any Lender, or any Affiliate of Agent or any Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) the Agent, (b) any Lender  and (c) any L/C Issuer, as applicable.

“Register” is defined in Section 10.8(c) hereof.

“Reimbursement Obligation” is defined in Section 2.3(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Remittances” means all checks, drafts, money orders, electronic funds transfers, and other items and all cash and other remittances of every kind due any Borrower on its Accounts or other Collateral.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, however, (a) if there are two (2) Lenders, Required Lenders shall mean both Lenders, (b) if there are three (3) Lenders, Required Lenders shall mean Lenders having Total Credit Exposures representing at least 66 2/3% of the Total Credit Exposures of all Lenders, and (c) Lenders that are Affiliates of one another shall be considered as one Lender.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserves” means any reserve against or block under the Revolving Credit Commitment and Revolving Loan Availability, as may be agreed between Agent and Borrower Representative from time to time, including without limitation and as of the Third Restatement Closing Date, the Engines Reserve.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Responsible Officer” means each of the chief executive officer, the president, the treasurer, the comptroller, the chief financial officer and principal accounting officer of a Credit Party or Borrower Representative, as applicable, or any other officer or individual having substantially the same authority and responsibility.

“Restatement Closing Date” means March 13, 2015.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of capital stock or other Equity Interest of any

Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of capital stock or other Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock or other Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt (if any) of any Credit Party or any of its Subsidiaries, (e) any payment from any Credit Party to an owner of its Equity Interests not expressly permitted by Section 6.15, and (f) the payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, including, without limitation, pursuant to any management fee agreements.

“Revolving Credit” means the credit facility for making Revolving Loans, Incremental Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.2, 2.3 and 2.11 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and Incremental Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof.  Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $30,000,000 on the Third Restatement Closing Date.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and Incremental Revolving Loans, and such Revolving Lender’s participation in L/C Obligations and Swing Loans at such time.

“Revolving Credit Termination Date” means the Maturity Date or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure

“Revolving Loan” is defined in Section 2.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Loan Availability” means, as at any time, an amount, in Dollars, equal to:

(a)                                 an amount equal to the then effective total Revolving Credit Commitment;

less                             (b)                                 the aggregate outstanding principal amount of all Revolving Loans and Swing Loans;

less                             (c)                                  the then existing L/C Obligations; and

less                             (d)                                 any Reserves.

“Revolving Note” is defined in Section 2.12(d) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Sales Administration” means MasterCraft International Sales Administration, Inc., a Delaware corporation, and a Borrower hereunder.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including OFAC Sanctions or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Entity” means (a) a country or a government of a country, or a region or territory which is itself the subject or target of any Sanctions (as of the Third Restatement Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria), (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, or is otherwise subject to Sanctions.

“Sanctioned Person” means , at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal fractions.

“Security Agreement” means the Existing Security Agreement, as the same may be amended, modified, supplemented or restated from time to time, including as of the Third Restatement Closing Date.

“Services” means MasterCraft Services, Inc., a Tennessee corporation, a Subsidiary of MasterCraft, and a Borrower hereunder.

“Settlement” is defined in Section 2.11(d) hereof.

“Settlement Date” is defined in Section 2.11(d) hereof.

“Subordinated Debt” shall mean, collectively, all Indebtedness of any Credit Party or any Subsidiary that is subordinated to the Obligations pursuant to a Subordination Agreement or the terms thereof in a manner reasonably satisfactory to the Required Lenders, and contains terms, including, without limitation, payment terms, reasonably satisfactory to the Agent.

“Subordinated Debt Documents” shall mean, collectively, any and all instruments, documents and agreements executed and/or delivered in connection with any Subordinated Debt, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the applicable Subordination Agreement.

“Subordination Agreements” shall mean, individually and collectively, all subordination agreements, intercreditor agreements, consent and similar agreements among any Credit Party, the Agent or any Lender and any holder of Indebtedness, whether entered into on or prior to the date hereof or from time to time hereafter, together with all modifications, amendments and restatements of any of the foregoing.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of any Borrower and any direct or indirect Subsidiaries of any of the foregoing.

“Swap Obligation” means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11 hereof.

“Swing Line Lender” means Fifth Third, in its capacity as lender of Swing Loans hereunder and any successor Swing Line Lender hereunder.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.11 hereof.

“Swing Note” is defined in Section 2.12(d) hereof.

“Target” means, collectively, each of (i) Nautic , (ii) NS Transport, and (iii) Navigator.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit” means the credit facility for the Term Loans described in Section 2.1(a) hereof.

“Term Lender” means, as of any date of determination, a Lender with a Term Loan Commitment.

“Term Loan” is defined in Section 2.1 hereof and, as so defined, includes aBase Rate Loan or a Eurodollar Loan as permitted hereunder, each of which is a “type” of Loan hereunder.

“Term Loan Commitment” means, as to any Term Lender, the obligation of such Lender to make its Term Loan on the Third Restatement Closing Date, in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as of such date.  The Term Loan Commitments of the Term Lenders aggregate $115,000,000 as of the Third Restatement Closing Date. After advancing the Term Loan, each reference to a Term Loan Commitment of a Term Lender shall refer to such Term Lender’s Term Loan Percentage.

“Term Loan Percentage” means, for each Term Lender, the percentage of the Term Loan Commitments represented by such Term Lender’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Term Lender of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 2.12 hereof.

“Third Restatement Closing Date” means October 2, 2017.

“Total Consideration” means, with respect to an Acquisition, the total sum (but without duplication) of (a) cash paid (or to be paid as an earn-out) in connection with any Acquisition, plus (b) indebtedness payable to the seller in connection with such Acquisition, plus (c) the fair market value of any Equity Interests, including any warrants or options therefor, delivered in connection with any Acquisition, plus (d) the amount of indebtedness assumed in connection with such Acquisition.

“Total Credit Exposure” means, as to any Lender at any time, the Unused Revolving Credit Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Credit Parties and their Subsidiaries at such time (other than Floorplan Repurchase Obligations) determined on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt minus Unrestricted Cash in an aggregate amount not to exceed $15,000,000, to (b) EBITDA for the period of four fiscal quarters then ended.

“Trade Announcements” is defined in Section 10.21 hereof.

“UCC” is defined in Section 1.2 hereof.

“United States” and “U.S.” means United States of America.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means all cash and Cash Equivalents of the Credit Parties and their domestic Subsidiaries to the extent that (i) the use of such cash and Cash Equivalents for application to payment of the Obligations is not prohibited by any contractual obligation or requirement of law and (ii) such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Agent and Permitted Liens ).

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations; provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Agent (but for the avoidance of doubt, no other Lender) for purposes of computing the Commitment Fee under Section 2.13(a) hereof.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 8.5(g)(ii)(B)(iii).

“Voting Stock” of any Person means capital stock or other Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other Equity Interests having such power only by reason of the happening of a contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other Equity Interests are owned by any one Person or that Person’s other Wholly-Owned Subsidiaries at such time.

“Withholding Agent” means any Credit Party and the Agent.

“Write-down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule

Section 1.2                                    Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,”

“includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  All terms that are used in this Agreement without definition and which are defined in the Uniform Commercial Code of the State of Illinois as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3                                    Change in Accounting Principles.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower Representative, Agent or the Required Lenders may by notice to the Lenders, Agent and Borrower Representative, respectively, require that the Lenders, Agent and Borrower Representative negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Credit Parties and their Subsidiaries shall be the same as if such change had not been made.  No delay by Borrower Representative, Agent or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, Credit Parties shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary at “fair value”, as defined therein.  If at any time after the Third Restatement Closing Date, any obligations of the Credit Parties that would not have constituted Indebtedness as of the Third Restatement Closing Date are re-characterized as Indebtedness in accordance with any relevant changes in GAAP, such re-characterized obligations shall not be considered Indebtedness for all purposes hereunder.

Section 1.4                                    Financial Covenant Calculations.  The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 6.7 and for purposes of determining the Applicable Margin, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period (including by adding any cost saving synergies associated with such Permitted Acquisition in a manner reasonably satisfactory to the Agent), subject to adjustments mutually acceptable to Borrowers and the Agent and (B) Indebtedness of a target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Disposition permitted by Section 6.8), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to Borrowers and the Agent and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.5                                    Outstanding Obligations.  Each of the Credit Parties acknowledges and confirms that as of the Third Restatement Closing Date, Borrowers are indebted to the Lenders without defense, set-off or counter-claim under the Existing Credit Agreement in the principal amount of (i)  $34,159,159.16 in respect of the Term Loan under the Existing Credit Agreement (the “Outstanding Term Loan”), and (ii)  $0.00 the amount of the Revolving Loans, with $750,000.00 of L/C Obligations under the Existing Credit Agreement (the “Outstanding Revolving Loans” and together with the Outstanding Term Loan, the “Outstanding Indebtedness”).  This Agreement amends and restates the Existing Credit Agreement, and the Outstanding Indebtedness shall be deemed to constitute a Loan hereunder.  The execution and delivery of this Agreement and the other Loan Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Outstanding Indebtedness.  All of Lenders’ obligations to Borrowers with respect to Loans to be made concurrently herewith (including the Outstanding Indebtedness, which is deemed to have been made on the Third Restatement Closing Date) or after the date hereof are set forth in this Agreement.  All Liens and security interests previously granted to Agent, for the benefit of itself and the Lenders, pursuant to the Original Loan Agreement and the Existing Credit Agreement and/or the loan documents entered into in connection therewith, as applicable, are acknowledged and reconfirmed and remain in full force and effect and are not intended to be released, replaced or impaired.

SECTION 2

THE CREDIT FACILITIES.

Section 2.1                                    Term Loan Commitments.  Each Term Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a loan (each individually a “Term Loan” and, collectively, the “Term Loans”) in Dollars to Borrowers in the amount of such Lender’s Term Loan Commitment.  The Term Loan shall be advanced in a single Borrowing on the Third Restatement Closing Date, provided that all of the conditions set forth in Section 3.2 (Credit Event — Restatement Closing Date) of this Agreement are satisfied. As provided in Section 2.5(a), and subject to the terms hereof, Borrowers may elect that all or any part of the Term Loan be outstanding as Base Rate Loans or Eurodollar Loans.  No amount of the Term Loan may be reborrowed once it is repaid.

Section 2.2                                    Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to Borrowers from time to time up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, that no such Revolving Loan shall result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (b) the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the total Revolving Credit Commitments. If at any time the outstanding Revolving Loans exceed (x) the Revolving Loan Availability, or (y) the aggregate Revolving Credit Commitments, the outstanding L/C Obligations and the outstanding Swing Loans, Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment as follows (i) to any outstanding Swing Loans until paid in full, (ii) to outstanding Revolving Loans until paid in full, and (iii) to Cash Collateralize outstanding L/C Obligations.  Each Borrowing of Revolving Loans shall be made ratably by the Revolving Lenders in proportion to their respective Applicable Percentages. As provided in Section 2.5(a), and subject to the terms hereof, Borrower Representative may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans, provided that Revolving Loans that are Eurodollar Loans shall bear interest based upon a one (1) month Interest Period, floating from month to month, unless otherwise agreed by Agent and Borrower Representative. Revolving Loans may be repaid and re-borrowed before the Revolving Credit Termination Date, subject to the terms and conditions thereof.

Section 2.3                                    Letters of Credit.

(a)                                 General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue commercial and standby letters of credit (each a “Letter of Credit”) for the account of Borrowers’ in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, no such Letter of Credit shall result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the total Revolving Credit Commitments.  Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Applicable Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Applicable Percentage of the L/C Obligations then outstanding.

(b)                                 Applications.  At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of Borrower Representative, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal), or (ii) the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”), provided that any Letter of Credit may provide by its terms for the automatic renewal thereof for additional 12 month periods, but in no event beyond the Maturity Date unless such Letter of Credit is Cash Collateralized in an amount equal to 103% of the L/C Obligations pursuant to documentation reasonably satisfactory to the Agent in which case such Letter of Credit shall expire no later than the date that is 15 days prior to the first anniversary of the Revolving Credit Termination Date.  If any Letter of Credit when issued would extend beyond the Maturity Date, Borrowers shall deliver to the Agent on the date such Letter of Credit is issued, Cash Collateral in an amount equal to 103% of the L/C Obligations pursuant to documentation reasonably satisfactory to the Agent and any L/C Issuer if not the Agent.  Notwithstanding anything contained in any Application to the contrary:  (x) Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b) hereof, and (y) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrowers’ obligation to reimburse such L/C Issuer for the amount of such drawing shall bear interest (which each Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).  Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).

(c)                                  The Reimbursement Obligations.  Subject to Section 2.3(b) hereof, the obligation of Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be made on the date when each drawing is to be paid if Borrower Representative has been informed of such drawing by such L/C

Issuer on or before 11:00 a.m. (Eastern time) on the date when such drawing is to be paid or, if notice of such drawing is given to Borrower Representative after 11:00 a.m. (Eastern time) on the date when such drawing is to be paid, by the next succeeding Business Day, in immediately available funds at the Agent’s principal office in Cincinnati, Ohio or such other office as the Agent may designate in writing to Borrower Representative, and the Agent shall thereafter cause to be distributed to such L/C Issuer such amount(s) in like funds; provided that Borrower Representative shall be deemed to have requested, subject to the conditions to borrowing set forth in this Agreement, that such Reimbursement Obligation be financed with a Base Rate Revolving Loan in an equivalent amount and, to the extent so financed, Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan; provided that Borrower Representative shall be deemed to have requested, subject to the conditions to borrowing set forth in this Agreement, that such Reimbursement Obligation be financed with a Base Rate Revolving Loan in an equivalent amount and, to the extent so financed, Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan.  If Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below.  In addition, for the benefit of the Agent, the L/C Issuer and each Lender, each Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense or other right any Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Agent, any  L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Agent or a L/C Issuer under a Letter of Credit against presentation to the Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the Agent’s or L/C Issuer’s determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute gross negligence or willful misconduct of the Agent or L/C Issuer; or (vi) any other act or omission to act or delay of any kind by the Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of any Borrower’s obligations hereunder or under an Application; provided that the foregoing shall not be construed to excuse any  L/C Issuer from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Credit Party to the extent permitted by applicable law) suffered by any Credit Party that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the L/C Issuer

(as determined by a final non-appealable decision of a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)                                 The Participating Interests.  Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and such L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Applicable Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such L/C Issuer.  Upon any Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if any  L/C Issuer is required at any time to return to any Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A attached hereto from such L/C Issuer (with a copy to the Agent) to such effect, if such certificate is received before 1:00 p.m. (Eastern time), or not later than 1:00 p.m. (Eastern time) the following Business Day, if such certificate is received after such time, pay to the Agent for the account of such L/C Issuer an amount equal to such Participating Lender’s Applicable Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date such L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date such L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Applicable Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Applicable Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuers under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against any Borrower, any  L/C Issuer, the Agent, any Lender or any other Person.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Indemnification.  The Participating Lenders shall, to the extent of their respective Applicable Percentages, indemnify the L/C Issuer (to the extent not reimbursed by any Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a final non-appealable decision of a court of competent jurisdiction) that such L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)                                   Manner of Requesting a Letter of Credit.  Borrower Representative shall provide at least three (3) Business Days’ advance written notice to the Agent (or such lesser notice as the Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement.  The Agent shall promptly notify the L/C Issuer of the Agent’s receipt of each such notice and such L/C Issuer shall promptly notify the Agent and the Lenders of the issuance of a Letter of Credit.

Section 2.4                                    Applicable Interest Rates.

(a)                                 Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b)                                 Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), provided that if the applicable Interest Period is longer than three (3) months, interest shall be payable on that day that is ninety (90)  days after the commencement of such Interest Period.

(c)                                  Default Rate.  While any Event of Default exists or after acceleration, Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all overdue amounts hereunder at a rate per annum equal to:

(i)                                     for any Base Rate Loan (including any Swing Loan), the sum of two percent (2.0%) per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii)                                  for any Eurodollar Loan, the sum of two percent (2.0%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2.0%) plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Lenders, with written notice to Borrower Representative.  While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(d)                                 Rate Determinations.  The Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of demonstrable error.

Section 2.5                                    Manner of Borrowing Loans and Designating Applicable Interest Rates; Funding.

(a)                                 Notice to the Agent. Borrower Representative shall give notice to the Agent by no later than 12:00 p.m. (Noon) (Eastern time):  (x) at least three (3) Business Days before the date on which Borrower Representative requests the Lenders to advance a Borrowing of Eurodollar Loans (other than such Borrowing on the Third Restatement Closing Date), and (y) on the date Borrower Representative requests the Lenders to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice.  Thereafter, with respect to all such Loans, Borrower Representative may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6 hereof, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower Representative may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower Representative may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower Representative.  Borrower Representative shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Agent.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 1:00 p.m. (Eastern time) at least three (3) Business Days before the date of the requested continuation or conversion.  All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  Each Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any Person the Agent in good faith believes is an Authorized Representative of Borrower Representative without the necessity of independent investigation (each Borrower hereby indemnifies the Agent from any liability or loss ensuing from such reliance other than any liability or loss incurred as a result of Agent’s gross negligence or willful misconduct as determined by a final non-appealable decision of a court of competent jurisdiction) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon.  Notwithstanding anything to the contrary set forth in this Agreement, and Swing Loans shall be Base Rate Loans and may not be converted or continued.

(b)                                 Notice to the Lenders.  The Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from Borrower Representative received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Agent shall give notice to Borrower Representative and each Lender of the interest rate applicable thereto promptly after the Agent has made such determination.

(c)                                  Borrower Representative’s Failure to Notify; Automatic Continuations and Conversions.  If Borrower Representative fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate.  In the event Borrower Representative fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Agent by 1:00 p.m. (Eastern time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower Representative shall be deemed to have requested a Borrowing of Base Rate Loans (or, at the option of the Agent, under the Swing Line) under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)                                 Disbursement of Loans.  Not later than 3:00 p.m. (Eastern time) on the date of any requested advance of a new Borrowing, subject to Section 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Cincinnati, Ohio.  The Agent shall make the proceeds of each new Borrowing available to Borrower Representative by deposit into a non-interest bearing, disbursement funding account maintained at the Agent (the “Funding Account”); provided that Base Rate Revolving Loans made to finance the reimbursement of a Reimbursement Obligation shall be remitted by the Agent to the L/C Issuer.

(e)                                  Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender (x) in the case of Base Rate Loans, four (4) hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5 and may, in reliance upon such assumption, make available to

Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans.  If Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to Borrower Representative the amount of such interest paid by Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(f)            For the purposes of calculating interest and fees, determining Revolving Loan Availability and the amount of Eligible Accounts, all Remittances and other proceeds of Accounts and other Collateral deposited into any collection account shall be credited (conditional on final collection) against the Obligations as set forth in Section 2.15 hereof and the then Eligible Accounts as funds become collected and available in accordance with Agent’s designated funds availability policies from time to time in effect.  For the avoidance of doubt, on the Third Restatement Closing Date, the Agent’s designated funds availability policy is as follows:  the Agent shall, (i) within two (2) Business Days after receipt by the Agent at its identified collection office of checks, (ii) within one (1) Business Day of receipt by the Agent at its identified collection office of cash by ACH or other immediately available funds, and (iii) within the same Business Day upon receipt by the Agent at its identified collection office of cash by wire transfer, apply the whole or any part of such collections or Proceeds against the Revolving Loans and Swing Loans and other Obligations in accordance with the terms and conditions of this Agreement.

Section 2.6            Minimum Borrowing Amounts; Maximum Eurodollar Loans.  Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000 (other than Swing Loans) or such greater amount that is an integral multiple of $50,000.  Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000.  Without the Agent’s consent, there shall not be more than six (6) Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.7            Maturity of Loans.

(a)           Scheduled Payments of Term Loans.  Borrowers shall make principal payments on the Term Loans in consecutive quarterly installments on the last Business Day of each March, June, September, and December in each year, in the amounts set forth below for each corresponding quarter; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans, shall be due and payable on the Maturity Date.  Each principal payment on the Term Loans shall be applied to the Term Lenders holding the Term Loans pro rata based upon their Term Loan Percentages.

Term Loan
Quarter End Date/ Payment Date	Principal Installment Amount	Principal Installment Percentage
12/31/2017	$1,437,500.00	1.25%
03/31/2018	$1,437,500.00	1.25%
06/30/2018	$1,437,500.00	1.25%
09/30/2018	$1,437,500.00	1.25%
12/31/2018	$2,156,250.00	1.88%
03/31/2019	$2,156,250.00	1.88%
06/30/2019	$2,156,250.00	1.88%
09/30/2019	$2,156,250.00	1.88%
12/31/2019	$2,156,250.00	1.88%
03/31/2020	$2,156,250.00	1.88%
06/30/2020	$2,156,250.00	1.88%
09/30/2020	$2,156,250.00	1.88%
12/31/2020	$2,875,000.00	2.50%
03/31/2021	$2,875,000.00	2.50%
06/30/2021	$2,875,000.00	2.50%
09/30/2021	$2,875,000.00	2.50%
12/31/2021	$2,875,000.00	2.50%
03/31/2022	$2,875,000.00	2.50%
06/30/2022	$2,875,000.00	2.50%
09/30/2022	$2,875,000.00	2.50%
Maturity Date	the then outstanding principal balance

(b)           Revolving Loans.  Each Revolving Loan, both for principal and interest, shall mature and become due and payable by Borrowers on the Revolving Credit Termination Date.

Section 2.8            Prepayments.

(a)           Voluntary.  Borrowers may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon three (3) Business Days’ prior notice by Borrower Representative to the Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by Borrower Representative to the Agent no later than 10:00 a.m. (Eastern time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, Borrowers may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans (other than Swing Loans), in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless such Borrowing is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.  Any such voluntary prepayments of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis until the Term Loan is repaid in full.

(b)           Mandatory.

(i)            If any Credit Party or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $250,000 individually or on a cumulative basis in any fiscal year of Credit Parties, then (x) Borrower Representative shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Credit Party or such Subsidiary in respect thereof) and (y) promptly (and in any event within five (5) Business Days) upon receipt by any Credit Party or the Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $250,000; provided that in the case of each Disposition and Event of Loss, if Borrower Representative states in its notice of such event that the applicable Credit Party or Subsidiary intends to invest or reinvest, as applicable, within one hundred eighty (180) days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like-kind assets, then so long as no Default or Event of Default then exists, Borrowers shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are either (x) actually invested or reinvested or (y) committed to be invested or reinvested, in each case as described in Borrower Representative’s notice with such 180-day period.  Promptly after the end of such 180-day period, Borrower Representative shall notify the Agent whether such Credit Party or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in Borrower Representative’s notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, Borrowers shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so invested or reinvested.  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full (applied on a pro rata basis over the remaining principal amortization payments thereof), and, then to (in the order determined by Agent but without a reduction in Revolving Credit Commitments) the Revolving Loans, Swing Loans, Reimbursement Obligations.

(ii)           If after the Third Restatement Closing Date any Credit Party or any Subsidiary shall issue any new equity securities (other than (a) equity securities issued in connection with the exercise of employee stock options, (b) equity securities issued in connection with the exercise of the Cure Right, (c) equity securities issued by a Subsidiary to another Credit Party, (d) equity securities sold to management and/or any employees of any Credit Party or any Subsidiary or (e) equity securities issued in connection with any capital contributions by Holdings or incur or assume any Indebtedness (other than that permitted by Section 6.11 hereof), then in each such case Borrower Representative shall promptly notify the Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of such Credit Party or such Subsidiary in respect thereof.  Promptly (and in any event within five (5) Business Days) upon receipt by such Credit Party or such Subsidiary of

Net Cash Proceeds of such issuance, incurrence or assumption Borrowers shall prepay the Obligations in the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full (applied on a pro rata basis over the remaining principal amortization payments thereof), and, then to (in the order determined by Agent but without a reduction in Revolving Credit Commitments) the Revolving Loans, Swing Loans and Reimbursement Obligations.  Each Credit Party acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(iii)          No later than five (5) Business Days after the earlier of (a) receipt by Agent of the audited financial statements required by Section 6.1(c) hereof and (b) the due date of the delivery of the audited financial statements required by Section 6.1(c) hereof, beginning with the fiscal year ending June 30, 2018 (for the nine (9) month period then ending), Borrowers shall prepay the then-outstanding Loans by an amount equal to 50% of Excess Cash Flow of Credit Parties and their Subsidiaries for the most recently completed fiscal year of Credit Parties; provided, however, that if the Total Net Leverage Ratio (determined as of the last day of any applicable fiscal year by reference to the financial statements delivered pursuant to Section 6.1(c) for such fiscal year) is less than 1.50:1.00, Borrowers shall not be required to make a prepayment of Excess Cash Flow for such fiscal year.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full (applied on a pro rata basis over the remaining principal amortization payments thereof) and then to the Revolving Loans until paid in full, and, then to (in the order determined by Agent but without a reduction in Revolving Credit Commitments) any Swing Loans, Reimbursement Obligations, without any reduction in commitments.  Any voluntary prepayments of principal of the Term Loans and, solely to the extent accompanied by a permanent reduction on commitments, the Revolving Loans, made during any year shall reduce, by the amount of such voluntary prepayments, the amount required to be paid by Borrowers under this Section 2.8(b)(iii) during the year immediately subsequent to the year such voluntary prepayments were made; provided that, the amount required to be paid under this Section 2.8(b)(iii) shall not in any event be reduced to less than zero, and no such voluntary prepayments shall reduce payments required to be made under this Section 2.8(b)(iii) in any year following the year immediately subsequent to the year such voluntary payments were made.

(iv)          Borrowers shall, (A) on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans, Swing Loans, Reimbursement Obligations and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the amount of the aggregate Revolving Credit Exposures of all Lenders then outstanding to the amount of the Revolving Credit Commitments or the amounts to which the Revolving Credit Commitments have been so reduced and (B) on each date the aggregate amount of Revolving Credit Exposures of all Lenders then outstanding exceeds the total Revolving Credit Commitments, prepay the Revolving Loans, Swing Loans, Reimbursement Obligations and, if necessary, Cash Collateralize the L/C Obligations, in an amount equal to such excess.

(v)           Unless Borrower Representative otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1.  Each prefunding of L/C Obligations shall be made in accordance with Section 7.4.

(c)           Notice of Prepayment.  The Agent will promptly advise each Lender of any notice of prepayment it receives from Borrower Representative, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in accordance with this Section 2.8.

Section 2.9            Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by Borrowers under this Agreement and the other Loan Documents, shall be made by Borrowers to the Agent by no later than 2:00 p.m. (Eastern time) on the due date thereof at the office of the Agent in Cincinnati, Ohio (or such other location as the Agent may designate to Borrower Representative) for the benefit of the Lender or Lenders entitled thereto.  Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day.  All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  Unless the Agent shall have received notice from Borrower Representative prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuers hereunder that Borrowers will not make such payment, the Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Lenders shall be remitted to the Agent and distributed as follows:

(a)           first, to the payment of any outstanding costs and expenses incurred by the Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which Credit Parties have agreed to pay the Agent under Section 10.13 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

(b)           second, to the payment of principal and interest on the Swing Loans until paid in full;

(c)           third, to payment of reimbursable costs and expenses of the Lenders (other than Agent);

(d)           fourth, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)           fifth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with amounts to be held by the Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Rate Management Obligations, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Rate Management Obligations, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(f)            sixth to the payment of Banking Services Obligations and Rate Management Obligations;

(g)           seventh, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Credit Parties and their Subsidiaries secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(h)           eighth, to Borrowers or whoever else may be lawfully entitled thereto;  provided that in respect of the foregoing, no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Rate Management Obligations and Banking Services Obligations shall be excluded from the application described above if the Agent has not received written notice that describes in detail the Rate Management Obligations and Banking Services Obligations to be secured by the Collateral, together with such supporting documentation as the

Agent may request, from the applicable Lender (other than Fifth Third).  Any such Person not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Lender” party hereto.

No Rate Management Agreement or agreement in respect of Banking Services Obligations will create (or be deemed to create) in favor of any Person that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Borrower or any other Credit Party under the Loan Documents, except as expressly provided herein or in the other Loan Documents.  By accepting the benefits of the Collateral, each such Person shall be deemed to have appointed the Agent as its agent and agreed to be bound by the Loan Documents as a holder of the Obligations, subject to the limitations set forth in this Section 2.9.  Furthermore, it is understood and agreed that each such Person, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Loan Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 2.10          Commitment Terminations.  Borrower Representative shall have the right at any time and from time to time, upon three (3) Business Days’ prior written notice to the Agent, to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than $500,000 or any greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Applicable Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the amount of the aggregate Revolving Credit Exposures of all Lenders then outstanding.  Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.  Any termination of the Revolving Credit Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount.  The Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.  Any termination of the Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11          Swing Loans.

(a)           Generally.  The Agent and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after Borrower Representative requests a Base Rate Revolving Loan, the Agent and the applicable Swing Line Lender may elect to have the terms of this Section 2.11(a) apply to such Borrowing request by such Swing Line Lender advancing, on behalf of the Lenders and in the amount requested, same day funds (each such Loan made solely by a Swing Line Lender pursuant to this Section 2.11(a) is referred to in this Agreement as a “Swing Loan”) to Borrowers on the applicable Borrowing date to the Funding Account, with settlement among the Lenders as to the Swing Loans to take place on a periodic basis as set forth in Section 2.11(d).  Each Swing Loan shall be subject to all the terms and conditions applicable to other Base Rate Loans funded by the Lenders, except that all payments thereon shall be payable to a Swing Line Lender solely for its own account.  In addition, each Borrower hereby authorizes Agent in its capacity as a Swing Line Lender to, and such Swing Line Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m. (Eastern time), on each Business Day, make available to Borrowers by means of a credit to the Funding Account, the proceeds of a Swing Loan to the extent necessary to pay items to be drawn on the Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit such Swing Line Lender to make available to Borrowers a Swing Loan in the amount necessary to pay all items to be so drawn on any the Controlled Disbursement Account on such Business Day, then Borrowers shall be deemed to have requested a Base Rate Revolving Loan pursuant to Section 2.2 in the amount of such deficiency to be made on such Business Day.  The aggregate amount of Swing Loans outstanding at any time shall not exceed the Swing Line Sublimit.  No Swing Line Lender shall make any Swing Loan if the requested Swing Loan exceeds Revolving Loan Availability (before giving effect to such Swing Loan).  All Swing Loans shall be Base Rate Borrowings.

(b)           [Reserved].

(c)           Participation.  Upon the making of a Swing Loan (whether before or after the occurrence of an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from each Swing Line Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Applicable Percentage of the Revolving Credit Commitment.    Each Swing Line Lender may, at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swing Loan purchased hereunder, such Swing Line Lender shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Swing Line Lender in respect of such Swing Loan.

(d)           Settlement.  Each Swing Line Lender shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that such Swing Line Lender elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Eastern time on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than a Swing Line Lender with respect to its Swing Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to such Swing Line Lender, to such account of such Swing Line Lender as such Swing Line Lender may designate, not later than 2:00 p.m., Eastern time, on such Settlement Date.  Settlements may occur during the existence of an Event of Default and whether or not the applicable conditions precedent set forth in Section 3.1 have then been satisfied.  Such amounts transferred to such Swing Line Lender shall be applied against the amounts of such Swing Line Lender’s Swing Loans and, together with each Swing Line Lender’s Applicable Percentage of such Swing Loan, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to such Swing Line Lender by any Lender on such Settlement Date, such Swing Line Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.5.

Section 2.12          Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from Borrowers and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

(d)           The Borrowers covenant and agree, jointly and severally, to pay the Loans and other Obligations in accordance with this Agreement. The obligation of each Borrower to pay to each Lender the Loans and other Obligations hereunder shall be evidenced by this Agreement. However, upon request of any Lender, Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Term Loan, or Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Such Notes shall be in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), , D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), or D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). The Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.8) be represented by such Notes payable to the payee named therein or any assignee pursuant to Section 10.8, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13          Fees.

(a)           Revolving Credit Commitment Fee.  Borrowers shall pay to the Agent for the ratable account of the Lenders according to their Applicable Percentages a commitment fee (“Commitment Fee”) at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments.  Such Commitment Fee shall be payable monthly in arrears on the last Business Day of each calendar month and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the Commitment Fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)           Letter of Credit Fees.  On the date of issuance or extension, or increase in the amount, of any Letter of Credit issued by a L/C Issuer pursuant to Section 2.3 hereof, Borrowers shall pay to such L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Quarterly in arrears, Borrowers shall pay to the Agent, for the ratable benefit of the Lenders according to their Applicable Percentages, a letter of credit fee (“L/C Fee”) at a rate per annum equal to the then applicable Applicable Margin for Eurodollar Loans (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect on such date applied to the daily average face amount of Letters of Credit outstanding on such date; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Agent at the request or with the consent of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Agent, acting at the request or with the consent of the Required Lenders.

(c)           Fee Letter.  The Credit Parties agree to pay to Fifth Third the fees as set forth in the fee letter agreement with Fifth Third dated as of the Third Restatement Closing Date (“Fifth Third Fee Letter”).

Section 2.14          Account Debit.  Each Borrower hereby irrevocably authorizes the Agent to charge any of such Borrower’s deposit accounts maintained with the Agent for the amounts from time to time necessary to pay any then due Obligations; provided that such Borrower acknowledges and agrees that the Agent shall not be under an obligation to do so and the Agent shall not incur any liability to any Borrower or any other Person for the Agent’s failure to do so.

Section 2.15          Collections; Controlled Disbursement Accounts.

(a)           Collections.  To the extent not previously completed, within forty-five (45) days after the Third Restatement Closing Date, each of Nautic, NS Transport and Navigator (and any other Borrower that has not done so in connection with the Existing Credit Agreement) will notify all of its customers and Account Debtors, which pay their Accounts by electronic funds transfer, to forward all Remittances directly to a collection, non-interest bearing DDA depository account maintained at Agent (“Collection Account”) by wire transfer or automated clearinghouse funds transfer (“ACH”) (such notices to be in such form and substance as Agent may require in its reasonable discretion from time to time).  For all of any Borrower’s customers and account debtors that forward their Remittances in paper form to such Borrower, such Borrower, to the extent not previously completed, within forty-five (45) days after the Third Restatement Closing Date, will utilize the Agent’s electronic deposit and cash management system (i.e., remote capture) to deposit such Remittances directly into the Collection Account.  If any Borrower should neglect or refuse to notify any customer or Account Debtor to pay any Remittance to the Collection Account in the case of electronic payments, the Agent will be entitled to make such notification.  Any Remittance or other Proceeds of Accounts or other Collateral received by any Borrower shall be deemed held by such Borrower in trust for the Agent, and such Borrower immediately shall utilize the remote capture system as provided above or deliver the same, in its original form, to the Agent by overnight delivery for deposit into the Collection Account.  Pending such deposit whether via remote capture or overnight delivery, no Borrower will commingle any such Remittance or other Proceeds of Accounts or other Collateral with any of its other funds or property, but such Borrower will hold it separate and apart therefrom in trust for the Agent until delivery is made to the Agent as described above.  All deposits to the Collection Account will be the Agent’s property to be applied against the Obligations as provided in this Section 2.15, except to the extent a different application is required pursuant to the provisions of Section 2.9.  The Agent shall have sole access to the Collection Account.  Each Business Day, the Agent, in accordance with the Agent’s policies and procedures, will transfer all collected and available funds in the Collection Account pursuant to the Agent’s automated sweep program, automatically and without notice, request or demand by any Borrower for application against the unpaid principal balance of (in the order determined by Agent) the Revolving Loans, Swing Loans and Reimbursement Obligations.  If, after such application by the Agent, there remains excess available funds in the Collection Account and an Event of Default is not then existing, then the Agent will deposit such excess funds into the Funding Account.  Pursuant to such automatic sweep program of the Agent, the Agent will make Swing Loans or Revolving Loans as described in Section 2.11 to cover presentments to the controlled disbursement account(s) maintained by Borrowers with Agent (the “Controlled Disbursement Account”).  Until a payment is received by the Agent for the Agent’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrowers.  If any Remittance deposited in the Collection Account is dishonored or returned unpaid for any reason, the Agent, in its discretion, may charge the amount of such dishonored or returned Remittance directly against any Borrower and any account maintained by any Borrower with the Agent and such amount shall be deemed part of the Obligations.   For the purposes of calculating interest and fees, determining Revolving Loan Availability and the amount of Eligible Accounts, all Remittances and other Proceeds of Accounts and other Collateral deposited into the Collection Account shall be credited (conditional on final collection) against the Obligations as set forth in this Section 2.15 and the then Eligible Accounts as funds become collected and available in accordance with Agent’s designated funds availability policies from time to time in effect, and as described in Section 2.5(f) hereof as of the Third Restatement Closing Date.

(b)           Cash Management Charges.  Agent’s standard service charges and costs related to the establishment and maintenance of the Funding Account, the Controlled Disbursement Account, the Collection Account, the automatic sweep program, and the Agent’s treasury and cash management services shall be the sole responsibility of Borrowers, whether the same are incurred by the Agent or any Borrower, and the Agent, at its discretion, exercised in good faith, may charge the same against any Borrower and any account maintained by any Borrower with the Agent and the same shall be deemed part of the Obligations, subject to the provisions of Section 2.9 hereof.  Without limitation of the provisions of the Security Agreement, and without limitation to the provisions below relating to the ownership of the Collection Account and the deposits and funds therein, the Agent shall have, and each Borrower hereby grants to the Agent, for the benefit of itself and the Lenders, a Lien on all funds held in the Funding Account, the Controlled Disbursement Account, and the Collection Account as security for the Obligations.  The Funding Account, the Controlled Disbursement Account, and the Collection Account will not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than the Agent, for the benefit of the Lenders and any L/C Issuer and their respective Affiliates.

(c)           Cash Management Policies.  From time to time, the Agent may adopt such regulations and procedures and changes as it may deem reasonable and appropriate with respect to the operation of the Funding Account, the Controlled Disbursement Account, the Collection Account, the automatic sweep program and the other services to be provided by the Agent under this Agreement, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective.  The Agent will give notice of such regulations, procedures and changes to Borrower Representative in the ordinary course of the Agent’s business.  For the avoidance of doubt, the provisions of this clause (c) will not affect the order of application of funds pursuant to the preceding paragraphs of this Section 2.15.  The Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Agent in good faith with respect to the operation of the Funding Account, Controlled Disbursement Account, Collection Account, or the services to be provided by the Agent under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages, suffered by any Borrower from gross negligence or willful misconduct of the Agent as determined by a final and non-appealable decision of a court of competent jurisdiction.

Section 2.16          Uncommitted Facilities Increase; Incremental Facilities.

(a)           The Borrower Representative may, after the Third Restatement Closing Date, deliver to the Agent a request (a “Facilities Increase Request”) to borrow incremental term loans (each individually an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) or to borrow incremental revolving loans (each individually an “Incremental Revolving Loan” and, collectively, the “Incremental Revolving Loans”)  (any such incremental borrowing being a “Facilities Increase”) from one or more Facilities Increase Lenders (as defined below), provided that (i)  no more than three (3) Facilities Increases shall be consummated pursuant to this Section 2.16 and the aggregate amount of all Facilities Increases consummated pursuant to this Section 2.16 shall not exceed Thirty Million Dollars ($30,000,000), (ii) each Facilities Increase shall be in an amount no less than Ten Million Dollars ($10,000,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess thereof; (iii) no Facilities Increase shall be effective later than one (1) year prior to the Maturity Date; (iv) no Facilities Increase shall be effective earlier than twenty (20) Business Days after, or more than sixty (60) days after, the delivery of the Facilities Increase Request to the Agent; (v) each Facilities Increase shall be used solely to finance a Permitted Acquisition (or other Acquisition approved by the Agent and the Required Lenders) and related closing costs; (vi) prior to consummating a Facilities Increase, the Borrower Representative shall have delivered to the Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to such Facilities Increase and any refinancing of any existing Indebtedness in connection therewith, on a pro forma basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 6.22 and the Total Net Leverage Ratio would be not greater than the level then required by Section 6.22 minus 0.25 to 1.00, in each case as of the most recent month or fiscal quarter, as applicable, for which the Borrowers have delivered financial statements pursuant to Section 6.1 and that the conditions set forth in clauses (a) and (b) of Section 3.1 are satisfied; and (vii) both before and after giving effect to any such Facilities Increase, no Default or Event of Default shall have occurred and be continuing.  Nothing in this Agreement shall be construed to obligate any Lender to participate in any Facilities Increase.  Each Facilities Increase Request shall set forth (x) the amount of the Incremental Term Loan being requested, (y) the date on which such Facilities Increase is requested to become effective (that complies with the requirements of clause (iii) above) and (z)

whether the requested Incremental Term Loan is to be Base Rate Loan, LIBOR Loan or Eurodollar Loan (and if a Eurodollar Loan, the Interest Period therefor).

(b)           Upon the delivery of the applicable Facilities Increase Request, the Agent shall promptly notify each Lender of the proposed Facilities Increase and of the proposed terms and conditions therefor agreed between the Borrower Representative, the Facilities Increase Lenders and the Agent; provided that, (i) in no event shall the final maturity date of any Incremental Term Loans be earlier than the final maturity date of any other existing Loans hereunder, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans, (iii) if the Weighted Average Yield relating to such Incremental Term Loans (to the extent that such Incremental Term Loan is made within twelve (12) months after the Third Restatement Closing Date) exceeds the Weighted Average Yield relating to the existing Draw Term Loans by more than 0.50%, the Weighted Average Yield related to the existing Draw Term Loans shall be adjusted to be equal to the Weighted Average Yield relating to such Incremental Term Loans minus 0.50%, (iv) any Incremental Term Loans shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing the Draw Term Loans.  Such Facility Increase shall be offered to all Lenders pro rata according to the respective Percentage, applied on an aggregate basis, for the Loans and Commitments held by each Lender.  If the applicable Lenders do not accept the offered Facilities Increase in its entirety on a pro rata basis within ten (10) Business Days of such offer, that portion of the Facilities Increase not accepted by the applicable Lenders shall be offered to the applicable Lenders on a non-pro rata basis, and shall be allocated by Agent.  If the applicable Lenders do not accept the applicable Facilities Increase in its entirety on a non-pro rata basis within ten (10) Business Days after such offer, that portion of the Facilities Increase not accepted by the applicable Lenders may be offered to Facilities Increase Lenders (as defined below).

(c)           Each Facilities Increase shall become effective in accordance with the terms hereof on a date agreed by the Borrower and the Agent (a “Facilities Increase Date”), subject to the satisfaction of the conditions precedent set forth in Section 3.1 and Agent’s receipt of legal opinions, board resolutions, evidence of compliance with all applicable rules and regulations promulgated pursuant to the federal flood insurance laws, and other closing certificates and documentation with respect to such Incremental Term Loans to be made thereunder consistent with those delivered on the Third Restatement Closing Date under Section 3.2 and any and all amendment documents requested by Agent pursuant to clause (d) below.

(d)           The Facilities Increase shall be evidenced by an amendment or supplement to this Agreement executed by the Borrowers (and consented to by all other Credit Parties), the Agent and Persons participating in such Facilities Increase (each, a “Facilities Increase Lender” and collectively, the “Facilities Increase Lenders”); provided that, each Facilities Increase Lender, if not already a Lender hereunder, shall be subject to the prior approval of (i) the Borrower Representative in its reasonable discretion and (ii) the Agent in its reasonable discretion.  Upon closing of the Facilities Increase, new Facilities Increase Lenders shall be deemed to be Lenders hereunder and Incremental Term Loans made pursuant to the Facilities Increase shall for all purposes be deemed to be Term Loans hereunder.  Each of the Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Incremental Term Loans, including, without limitation, compliance with Sections 4.1 through 4.4.

SECTION 3

CONDITIONS PRECEDENT; POST-CLOSING OBLIGATIONS.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of any L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 3.1            All Credit Events.  At the time of each Credit Event hereunder:

(a)           each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct (i) in all respects if such date is the Third Restatement Closing Date, on and as of such date, and (ii) otherwise, in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) on and as of such date, in each case except to the extent the same expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b)           no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event, unless such Default or Event of Default shall have been waived in writing in accordance with this Agreement;

(c)           after giving effect to any requested extension of credit, the aggregate principal amount of the Revolving Credit Exposures of all Lenders shall not exceed the total Revolving Credit Commitments in effect at such time; and

(d)           in the case of a Borrowing, the Agent shall have received the notice required by Section 2.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.13 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to such L/C Issuer together with fees called for by Section 2.13 hereof.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Credit Parties on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section.

Section 3.2            Credit Event — Third Restatement Closing Date.  Before or concurrently with the Credit Event on the Third Restatement Closing Date (and in addition to the conditions set forth in Section 3.1):

(a)           Credit Agreement and Loan Documents- Third Amended and Restated.  The Agent (or its counsel) shall have received on the Restatement Closing Date (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.12 payable to the order of each such requesting Lender and a written opinion of the Credit Parties’ counsel, addressed to the Agent, the L/C Issuers and the Lenders.

(b)           Authorized Representatives.  The Agent shall have received a list of each Credit Party’s Authorized Representatives;

(c)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Agent shall have received (i) on the Third Restatement Closing Date, a certificate of each Credit Party, dated as of the Third Restatement Closing Date and executed by its Secretary or Assistant Secretary, managing or sole member, or manager, as applicable, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Credit Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) on the Third Restatement Closing Date, a long form good standing certificate for each Credit Party from its jurisdiction of organization;

(d)           No Default Certificate.  The Agent shall have received a certificate, signed by a Responsible Officer of each Credit Party on the Third Restatement Closing Date (i) stating that no Default or Event of Default has occurred and is continuing, and (ii) stating that the representations and warranties contained in Section 5 of this Agreement and in the other Loan Documents are true and correct in all respects as of such date, except to the extent the same expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all respects as of such earlier date;

(e)           Financial Condition Certificate.  The Agent shall have received a financial condition and solvency certificate from the Chief Financial Officer (or other Responsible Officer of each Credit Party with similar duties) with certification based upon (i) the “Interim Balance Sheet” (as defined therein) for each of Holdings and Target, (ii) such historical financial statements as required by Agent, including, without limitation, monthly consolidated financial statements for the most recently ended fiscal year for Target, (ii) a quality of earnings report in respect of Target, and (iv) reasonably satisfactory financial projections through June 30, 2022, in each case which shall be reasonably satisfactory in form and substance to the Agent and the Lenders and evidence that the Credit Parties’ and their Subsidiaries’ projected operating performance would indicate an ability to sufficiently service their future debt obligations;

(f)            Financial Covenants.  The Agent shall have received evidence from the Credit Parties, in form and substance acceptable to Agent, calculated on a pro forma basis after giving effect to the Closing Date Transactions, that the Total Net Leverage Ratio of the Credit Parties and their Subsidiaries, for the twelve month period then ending, is not greater than 2.50 to 1.00, as of the Third Restatement Closing Date;

(g)           Lien Searches.  The Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Property of each of the Credit Parties evidencing the absence of Liens on its Property except for Permitted Liens;

(h)           Material Adverse Change.  There shall be no material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of the Credit Parties and their Subsidiaries taken as a whole as determined by Agent and the Lenders from June 30, 2017 to the Third Restatement Closing Date;

(i)            Insurance.  The Agent shall have received evidence of insurance required by this Agreement on Accord 23, 27 or 28, naming the Agent as additional insured and lender’s loss payable, and mortgagee (with respect to any owned real estate for which a Mortgage is granted), and including, without limitation, in form and substance satisfactory to Agent, certificates of insurance evidencing coverage as of the Closing Date with respect to (i) property and casualty insurance of each of the Credit Parties, showing Fifth Third Bank, as Agent, as lender’s loss payable, together with a copy of the lender’s loss payable endorsement thereto, (ii) liability insurance of each of the Credit Parties, showing Fifth Third Bank, as Agent, as additional insured, together with a copy of the additional insured endorsement thereto, (iii) general liability and property and casualty insurance of the Credit Parties, together with a copy of the 30 days’ notice of cancellation endorsement in favor of Fifth Third Bank, as Agent, and (iii) business interruption coverage;

(j)            Fees.  Fifth Third shall have received the fees set forth in the Fifth Third Fee Letter to the extent due and payable on the Third Restatement Closing Date;

(k)           Nautic Star Acquisition. The Agent shall have received evidence that the Nautic Star Acquisition shall have been or shall concurrently be consummated in accordance with applicable law and substantially in accordance with the Nautic Star Purchase Agreement submitted to Agent on the Third Restatement Closing Date, and no provision of the Nautic Star Purchase Agreement or the other Nautic Star Acquisition Documents shall have been waived, amended , supplemented or otherwise modified in any manner materially adverse to the interests of the Lenders, without the approval of Agent;

(l)            Nautic Star Acquisition Documents.  The Agent shall have received a certificate of an Authorized Representative of the Borrower Representative certifying that (i) attached thereto is a true and correct copy of the Nautic Star Acquisition Documents as of the Third Restatement Closing Date, (ii) the Nautic Star Acquisition Documents shall not since the execution thereof have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in a manner that would be materially adverse to the Lenders, without the prior written consent of the Agent;

(m)          Pledged Stock; Stock Powers; Pledged Notes.  The Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated equity power for each such certificate executed in blank by a Responsible Officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(n)           Mortgages.  The Agent shall have received, with respect to the following real property, fixtures and interests in real property owned by the Borrowers as of the Third Restatement Closing Date and commonly known as (i) 100 Cherokee Cove Drive, Monroe County, Vonore Tennessee 37885, and (ii) 500 Waterway Drive , Amory, MS 38821, in form and substance reasonably satisfactory to the Agent:

(i)            a Mortgage (or a Mortgage amended or amended and restated, as applicable) on such property;

(ii)           mortgagee’s title insurance policies (or binding commitments therefore) in an aggregate amount acceptable to the Lenders insuring the Liens of the Mortgages to be valid first priority Liens subject to no defects or objections that are unacceptable to the Agent, together with such endorsements as the Agent may require;

(iii)          the Agent shall have received a survey in form and substance acceptable to the Agent prepared by a licensed surveyor on each parcel of real property subject to the Lien of the Mortgages, which survey shall also state whether or not any portion of such property is in a federally designated flood hazard area;

(iv)          the Agent shall have received a report of an independent firm of environmental engineers acceptable to the Agent concerning the environmental hazards and matters with respect to the parcels of real property subject to the Lien of the Mortgages, together with a reliance letter thereon acceptable to the Agent;

(v)           the Agent shall have received a flood determination report for each parcel of real property subject to the Lien of the Mortgages prepared for the Agent by a flood determination company selected by the Agent stating whether or not any portion of such property is in a federally designated flood hazard area;  provided that with respect to each such property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under federal flood insurance laws, the applicable Borrower (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgage ceases to be financially sound and reputable after the Third Restatement Closing Date, in which case, the Borrowers shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the federal flood insurance laws and (B) promptly upon request of the Agent or any Lender, will deliver to the Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

(o)           Capital Structure; Appraisals and Reports.  The (i) capital and organizational structure of the Credit Parties shall be reasonably satisfactory to the Agent, and (ii) Agent shall have received such evaluations, appraisals, reports and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Credit Parties and the Target, and the lack of material contingent liabilities of the Credit Parties and the Target;

(p)           Litigation.  No injunction, temporary restraining order or other legal action that would prohibit the Credit Event on the Third Restatement Closing Date, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of any Credit Party, threatened;

(q)           Third Party Documents.  The Agent shall have received, in form and substance satisfactory to Agent, (i) a deposit account control agreement with respect to any deposit accounts of each Credit Party existing as of the Third Restatement Closing Date with a financial institution other Fifth Third, and (ii) a Collateral Access Agreement with respect to the leasehold locations of the Credit Parties as described on Schedules to the Security Agreement, subject to Section 3.3 (Post-Closing Obligations) hereof;

(r)            Payoff Letters; Releases.  The Agent shall have received pay-off and lien release letters from secured creditors of each of the Target entities setting forth, among other things, the total amount of indebtedness outstanding and owing to such secured creditors and containing an undertaking to cause to be delivered to the Agent UCC termination statements, mortgage releases and any other lien release instruments necessary to release Liens on the assets of the Target entities, which pay-off and lien release letters shall be in form and substance acceptable to the Agent; and

(s)            Other.  The Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Agent may reasonably request including, without limitation, those listed on any document checklist prepared by Agent.  Each such closing delivery set forth in this Section required by this Section 3.2(b) shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

Section 3.3            Post-Closing Obligations. The Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 3.3 attached hereto on or before the date set forth for each such item thereon (or such later date as Agent shall permit in its sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

SECTION 4

THE COLLATERAL, GUARANTIES.

Section 4.1            Collateral.  The Obligations, including, without limitation, Rate Management Obligations and Banking Services Obligations, shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of each of the Credit Parties and each Subsidiary in all capital stock and other Equity Interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all Proceeds thereof, and (b) valid, perfected, first priority and enforceable Liens on all right, title, and interest of each of the Credit Parties and each Subsidiary in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all Proceeds thereof, in each case subject to Permitted Liens.  Holdings will cause 100% of the issued and outstanding Equity Interests of each of direct and indirect Subsidiary of Holdings to be subject at all times to a first priority, perfected Lien and pledge in favor of Agent pursuant to the terms and conditions of this Agreement, and the applicable Collateral Documents or other security documents as Agent shall reasonably request.

Notwithstanding the foregoing, the Lien of Agent shall not extend to and Collateral (or any asset or property comprising the Collateral) shall not include the following Property (all of the following being the “Excluded Assets”): (i) other than Accounts, any lease, license, permit or agreement to which any Credit Party is a party to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, permit or agreement, result in a breach of the terms of, invalidate, or constitute a default under, such lease, license, permit or agreement or to the extent any requirement of law prohibits the grant of a Lien thereon; (ii) any “intent to use” applications for Trademarks for which a statement of use has not been filed and accepted with the United States Patent and Trademark Office; (iii) those assets as to which Agent determines in its Permitted Discretion the cost of obtaining a Lien therein in favor of Agent or the perfection thereof are excessive in relation to the benefit to the Lenders afforded by such Lien, (iv) equipment owned by a Credit Party that is subject to a purchase money lien or Capitalized Lease permitted hereunder, (v) any other Intellectual Property if, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, the grant of a Lien or a security interest in such Intellectual Property would result in the cancellation or voiding of such Intellectual Property.

Furthermore, the Lien of Agent need not be perfected, until otherwise required by the Agent or the Required Lenders, (a) on vehicles which are subject to a certificate of title law (collectively, the “Excluded Vehicles”), and (b) deposit accounts which have been established and are used in the ordinary course for the sole purpose of (i) petty cash supporting local operations so long as the amounts on deposit in such deposit accounts do not at any time exceed $5,000 in the aggregate for all such accounts, (ii) making payroll and withholding tax payments related thereto and other employee wage and benefit payments to or for the benefit of employees and unpaid employee compensation (including salaries, wages, benefits, health savings and expense reimbursements), but only to the extent that the aggregate amount on deposit in all such deposit accounts or securities accounts does not exceed 110% of the payment obligations described herein for the current pay period), and (iii) escrow, trust and fiduciary accounts (collectively, the “Excluded Accounts”) .

Section 4.2            Liens on Real Property; Collateral Access Agreements.

(a)           In the event that any Credit Party or any Subsidiary owns or hereafter acquires a fee estate in any real property, with a fair market value in excess of $500,000 individually or in the aggregate for any such real property, the Credit Parties shall, or shall cause such Subsidiary to, execute and deliver to the Agent (or a security trustee therefor) a mortgage or deed of trust reasonably acceptable in form and substance to the Agent for the purpose of granting to the Agent, for the benefit of itself and the Lenders, a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by the Agent in recording such mortgage or deed of trust, and shall supply to the Agent at Borrowers’ cost and expense a survey, environmental report, hazard insurance policy, a flood determination report and, if applicable, flood insurance satisfactory to the Lenders, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Agent in connection therewith. Notwithstanding the foregoing, the Agent shall not enter into any Mortgage in respect of any real property acquired by any Credit Party after the Third Restatement Closing Date until (1) the date that occurs 45 days after the Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Party of that fact and (if applicable) notification to the applicable Credit Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Party of such notice; and (iii) if such notice is required to be provided to the applicable Credit Party and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(b)           As of the Third Restatement Closing Date, the Credit Parties shall use commercially reasonable efforts to deliver to the Agent a Collateral Access Agreement with respect to the chief executive office (if leased) and each of the other locations set forth on Schedule 3.4 of the Security Agreement where Credit Parties maintain books and records or Inventory and Equipment with a fair market value in excess of $300,000. The Credit Parties shall use commercially reasonable efforts to deliver Collateral Access Agreements with respect to any new chief executive office (if leased) established after the Third Restatement Closing Date, each location of original books and records and, to the extent required by Section 4.3 of the Security Agreement, each other Collateral location established after the Third Restatement Closing Date where Credit Parties maintain books and records or Inventory and Equipment with a fair market value in excess of $300,000.

Section 4.3            Guaranties.  The payment and performance of the Obligations of each Credit Party shall at all times be jointly and severally guaranteed by the Credit Parties and their Domestic Subsidiaries.

Section 4.4            Further Assurances.  Each of the Credit Parties agrees that it shall, and shall cause each Subsidiary (other than an Excluded Subsidiary) to, from time to time at the request of the Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.  In the event any Credit Party or any Subsidiary forms or acquires any other Subsidiary after the date hereof the Credit Parties shall (i) provide prior written notice to Agent as to the creation of such Subsidiary and the purpose thereof, and (ii) forty-five (45) days following such formation or acquisition cause such newly formed or acquired Subsidiary to become a Borrower or Guarantor hereunder as Agent shall direct and to execute and deliver to Agent a Joinder Agreement, Collateral Documents and such other instruments, documents, certificates, and opinions required by the Agent in connection therewith; provided that such requirement shall not apply to a newly formed or acquired Foreign Subsidiary, if Borrower Representative reasonably determines that such act could reasonably be expected to have adverse tax consequences to the Credit Parties so long as no Collateral or Loan proceeds are transferred to such Foreign Subsidiary, as provided in Section 6.24 hereof. No Foreign Subsidiary created after the date hereof, shall, without the prior written consent of Agent, receive any proceeds from any Loan hereunder or any Collateral.  Subject to Section 4.2(a) and the foregoing provisions of this Section 4.4, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Credit Parties after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Credit Party will (i) notify Agent thereof and, if requested by Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Obligations and (ii) take such actions as shall be necessary or reasonably requested by Agent to grant and perfect such Liens, all at the expense of the Credit Parties.

SECTION 5

REPRESENTATIONS AND WARRANTIES.

Each of the Credit Parties represents and warrants to each Lender and the Agent, and agrees, that:

Section 5.1            Organization and Qualification.  Each of the Credit Parties and each of their Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2            Authority and Enforceability.  Each Credit Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make Borrowings herein provided for, to issue its Notes, to grant to the Agent, for the benefit of itself and the Lenders, the Liens described in the Collateral Documents executed by such Credit Party, and to perform all of its obligations hereunder and under the other Loan Documents executed by

it.  Each Credit Party has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, including, without limitation, Rate Management Obligations and Banking Services Obligations, to grant to the Agent, for the benefit of itself and the Lenders, the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by each of the Credit Parties and by each Subsidiary, if any, have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Credit Party or any Subsidiary, if any, of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of any material law or any material judgment, injunction, order or decree binding upon any Credit Party or any Subsidiary, if any, or any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of any Credit Party or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Credit Party or any Subsidiary or any of such Person’s Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Credit Party or any Subsidiary other than the Liens granted in favor of the Agent pursuant to the Collateral Documents.

Section 5.3            Financial Reports.  The audited consolidated financial statements of Holdings and its Subsidiaries as at June 30, 2016, and the unaudited interim consolidated financial statements of Holdings and its Subsidiaries as at June 30, 2017 (the “Interim Balance Sheet”), heretofore furnished to the Agent, have been prepared in accordance with GAAP in all material respects (except in the case of the Interim Balance Sheet, which is subject to year-end adjustments and the absence of footnotes) applied on a consistent basis throughout the periods covered thereby (except as noted therein), present fairly in all material respects the financial condition of Holdings and its Subsidiaries as of such dates and the results of operations and cash flows of Holdings and its Subsidiaries for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of Holdings and its Subsidiaries.

Section 5.4            No Material Adverse Change.  Since June 30, 2017 (the date of the most recent audited financial statements), there has been no change in the financial condition or operations of the Credit Parties and the Subsidiaries taken as a whole, except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.5            Litigation and Other Controversies.  There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of any Credit Party and/or any Subsidiary, threatened against any Credit Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

Section 5.6            True and Complete Disclosure.  All information furnished by or on behalf of any Credit Party or any Subsidiary in writing to the Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is, when taken as a whole, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information not misleading in light of the circumstances under which such information was provided when taken as a whole; provided that, with respect to projected financial information furnished by or on behalf of the Credit Parties or any of their Subsidiaries, each of the Credit Parties only represents and warrants that such information is prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that no assurance can be given that such projections will be realized and that actual results may differ from such projections).

Section 5.7            Use of Proceeds; Margin Stock.  Certain of the proceeds of the Term Loans shall be used by Borrowers on the Third Restatement Closing Date, together with a certain amount of cash on hand, for the Closing Date Transactions; and all proceeds of the Revolving Loans and Swing Loans, made after the Third Restatement Closing Date, shall be used by Borrowers for working capital purposes, including, without limitation, Capital Expenditures permitted hereunder, and other general corporate purposes (and Permitted Acquisitions of Borrowers and their Subsidiaries).  No part of the proceeds of any Loan or other extension of credit hereunder will be used by any Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, “Margin Stock”) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations.  Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Credit Parties and their Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8            Taxes.  Each of the Credit Parties and each of their Subsidiaries has timely filed or caused to be timely filed all federal income Tax returns and all other material Tax returns required to be filed by any Credit Party and/or any Subsidiary.  Each of the Credit Parties and each Subsidiary has paid all federal income Taxes and all other material Taxes, assessments and other governmental charges due and payable by them (or any one or more of them) other than Taxes, assessments and other governmental charges which are not delinquent, except those (a) that are being contested in good faith and by proper legal proceedings, and (b) as to which appropriate reserves have been provided for in accordance with GAAP.  There is no proposed tax assessment (excluding any generally applicable changes in Tax rates) against any Credit Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to any Credit Party or any Subsidiary that could reasonably be expect to result in an Material Adverse Effect. As of the Third Restatement Closing Date, no Borrower has any permanent establishment outside of the United States.

Section 5.9            ERISA.  (a) Each Plan of a Credit Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, except such noncompliance as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Pension Plan of a Credit Party that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Credit Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status as of the Third Restatement Closing Date;

(b)           There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           (i) No ERISA Event has occurred, and no Credit Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Credit Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Credit Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Credit Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; and (vii) no Pension Plan has a funding shortfall within the meaning of Section 430(a) of the Code.

(d)           Neither any Credit Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Third Restatement Closing Date, those listed on Schedule 5.9 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

Section 5.10          Subsidiaries.  Schedule 5.10 correctly sets forth, as of the Third Restatement Closing Date, each Subsidiary of the Credit Parties, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of such Credit Party in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.

Section 5.11          Compliance with Laws.  Each of the Credit Parties and each Subsidiary is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their property, except such non-compliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12          Environmental Matters.  Each of the Credit Parties and each Subsidiary is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all non-compliances could not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the best knowledge of any Credit Party or any Subsidiary after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against any Credit Party or any Subsidiary or any real property, including leaseholds, owned or operated by any Credit Party or any Subsidiary, except such claims as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by any Credit Party or any Subsidiary that, to the best knowledge of any Credit Party or any Subsidiary after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against any Credit Party or any Subsidiary or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by any Credit Party or any Subsidiary under any applicable Environmental Law.  Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by any Credit Party or any Subsidiary where such Release, individually, or when combined with other Releases, in the aggregate, may reasonably be expected to have a Material Adverse Effect.

Section 5.13          Investment Company.  No Credit Party nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14          Intellectual Property.  Each of the Credit Parties and each Subsidiary owns all the Intellectual Property, franchises or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15          Good Title.  Each of the Credit Parties and each Subsidiary have good and marketable title, or valid leasehold interests, to their assets necessary for the operation of its business as reflected on the most recent consolidated balance sheet of the Credit Parties and their Subsidiaries provided to the Agent (except for sales of assets in the ordinary course of business, and such defects in title that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16          Labor Relations.  No Credit Party nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any

Subsidiary or, to the best knowledge of any Credit Party or any Subsidiary, threatened against any Credit Party or any Subsidiary and (ii) to the best knowledge of the Credit Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Credit Party or any Subsidiary.  All collective bargaining agreements and similar labor relations agreements to which any Credit Party is a party as of the Third Restatement Closing Date are described on Schedule 5.16 hereto, together with the expiration date thereof, and such Credit Party is in compliance with all such collective bargaining agreements except to the extent that a failure to be in compliance would reasonably be expected to result in a Material Adverse Effect.

Section 5.17          Capitalization.  All outstanding Equity Interests of the Credit Parties and their Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. Schedule 5.17 describes (i) the capitalization of each of the Credit Parties and their Subsidiaries, and (ii) any outstanding commitments or other obligations of any Credit Party or any Subsidiary to issue, and any rights of any Person to acquire, any Equity Interests in any Credit Party or any Subsidiary.

Section 5.18          Other Agreements.  No Credit Party nor any Subsidiary is in default under (i) the Subordinated Debt Documents, or (ii) the terms of any covenant, indenture or agreement of or affecting any Credit Party, any Subsidiary or any of their respective Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.19          Governmental Authority and Licensing.  Each of the Credit Parties and their Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of any Credit Party or any Subsidiary, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.20          Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Credit Party or any Subsidiary of any Loan Document, except for the filing of UCC financing statements and Intellectual Property security agreements and such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.21          Affiliate Transactions.  No Credit Party nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to such Credit Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, other than as permitted pursuant to Section 6.8 hereof.

Section 5.22          Solvency.  After giving effect to the Credit Event on the Third Restatement Closing Date, the Credit Parties and their Subsidiaries, taken as a whole, are able to generally pay their debts as they become due in the ordinary course of business and do not have an unreasonably small amount of capital with which to carry on their businesses; and the amount that will be required to pay the probable liabilities of the Credit Parties and their Subsidiaries as they become absolute and mature in the ordinary course of business is less than the sum of the present fair sale value of their assets valued on a going concern basis.

Section 5.23          No Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and each of the Credit Parties hereby agrees to indemnify the Agent and the Lenders against, and agree that they will hold the Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable and documented attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.24          PATRIOT Act; Foreign Corrupt Practices Act.

(a)           Each Credit Party and its Subsidiaries are in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of October 26, 2001) (the “PATRIOT Act”).

(b)           No Credit Party nor any of its domestic Subsidiaries nor, to the knowledge of any Credit Party, any director, officer, agent, employee or other person acting on behalf of any Credit Party or any of its domestic Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and the Credit Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(c)           Neither any Credit Party nor any Subsidiary or any Affiliate thereof is in violation of any of the OFAC Sanctions.  Neither any Credit Party nor any subsidiary thereof, nor to the knowledge of such Credit Party or any of its subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.

(d)           Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Credit Party its directors and agents, are in compliance with Anti-

Corruption Laws and applicable Sanctions in all material respects.    None of (a) any Credit Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Credit Party or Subsidiary, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.25          Purchase Documents.  The Credit Parties have provided to the Agent a true and correct copy of the Project Argo Purchase Documents.  The Project Argo Purchase Documents are in full force and effect and have not, except as reflected in amendments provided to the Agent, been amended or modified in any material respect from the version so delivered to the Agent, no material condition to the effectiveness thereof has been waived and no material obligations of the Target thereunder have been waived, except to the extent approved in writing by the Agent, and no Credit Party is aware of any default thereunder.

Section 5.26          Security Interest in Collateral.  The provisions of the Collateral Documents create and continue legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law), and having priority over all other Liens on the Collateral except, in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or agreement.

Section 5.27          Common Enterprise.  The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party.  Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Credit Party, and is in its best interest.

SECTION 6

COVENANTS.

Each of the Credit Parties covenants and agrees that, so long as any Credit is available to Borrowers hereunder and until the Payment in Full of the Obligations:

Section 6.1            Information Covenants.  The Credit Parties will furnish to the Agent and each Lender:

(a)           [Reserved]

(b)           Quarterly Reports.  As soon as available (but only if Holdings is no longer required under the Exchange Act to file periodic reports with the SEC, e.g. Quarterly Reports on Form 10-Q), and in any event within the earlier of (i) five (5) days after such related filing (if any) is due, and (ii) thirty (30) days after the end of each fiscal quarter of the Credit Parties and their Subsidiaries, the consolidated and consolidating balance sheet of the Credit Parties and their Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Credit Parties in accordance with GAAP, in all material respects (subject to year-end audit adjustments, the absence of footnotes and treatment of research and development), setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the chief financial officer or other officer of the Credit Parties acceptable to the Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Credit Parties and their Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(c)           Annual Statements.  As soon as available (but only if Holdings is no longer required under the Exchange Act to file periodic reports with the SEC, e.g. Annual Reports on Form 10-K), and in any event within the earlier of (i) five (5) days after such related filing (if any) is due, and (ii) within one hundred twenty (120) days after the close of each fiscal year of the Credit Parties and their Subsidiaries, rules and regulations (as provided in Section 6.1(i) hereof) after the close of each fiscal year of the Credit Parties and their Subsidiaries, a copy of the consolidated and consolidating balance sheet of the Credit Parties and their Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Credit Parties and their Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Credit Parties and acceptable to the Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Credit Parties and their Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(d)           Officer’s Certificates; Reports

(i)            Within the earlier of (x) thirty (30) days after the end of each fiscal quarter of the Credit Parties and their Subsidiaries, (y) concurrently with the delivery of the financial statements provided for in Section 6.1(b), and (x) without duplication, as provided in Section 6.1(i) (Public Filings) hereof, (A) a certificate of the chief financial officer or other officer of the Credit Parties acceptable to the Agent in the form of Exhibit E (a “Compliance Certificate”) (1) stating that no Default or Event of Default has occurred during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions any Credit Party is taking with respect to such Default or Event of Default, (2) confirming that the representations and warranties stated in Section 5 of this Agreement and in the other Loan Documents are true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation and warranty shall be true and correct in all respects) as though made on and as of date thereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all respects as of such date), (3) showing the Credit Parties’ compliance with the covenants set forth in Section 6.22, and (4) providing a summary of Credit Parties’ and their Subsidiaries’ contingent liabilities or judgments, order or injunctions against any one or more of them that are material to any one or more of them other than as indicated on the corresponding financial statements delivered pursuant hereto, and (B) a comparison of the current year-to-date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause 6.1(d).

(e)           Budgets.  As soon as available, but in any event at least sixty (60) days after the first day of each fiscal year of the Credit Parties and their Subsidiaries, a budget in form reasonably satisfactory to the Agent (including, without limitation, a breakdown of the projected results of each line of business of the Credit Parties and their Subsidiaries, and budgeted consolidated and consolidating statements of income, and sources and uses of cash and balance sheets for Credit Parties and their Subsidiaries) of Credit Parties and their Subsidiaries in reasonable detail reasonably satisfactory to the Agent for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.

(f)            Notice of Default or Litigation; Collateral.  Promptly, and in any event within three (3) Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action Credit Parties propose to take with respect thereto, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Credit Party or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) other than a

Permitted Lien, any claim or Lien securing a claim, in excess of $250,000 is asserted or made against any of the Collateral or any loss, damage or destruction of Collateral in the amount of $250,000 or more, whether or not covered by insurance.

(g)           Management Letters.  Promptly, and in any event within five (5) Business Days after any Credit Party’s receipt thereof, a copy of each report or any “management letter” submitted to any Credit Party or any Subsidiary by its certified public accountants and the management’s responses thereto.

(h)           Environmental Matters.  Promptly upon, and in any event within five (5) Business Days after any officer of any Credit Party obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect:  (i) any notice of Environmental Claim against any Credit Party or any Subsidiary or any real property owned or operated by any Credit Party or any Subsidiary; (ii) any condition or occurrence on or arising from any real property owned or operated by any Credit Party or any Subsidiary that (a) results in noncompliance by any Credit Party or any Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any Subsidiary or any such real property; (iii) any condition or occurrence on any real property owned or operated by any Credit Party or any Subsidiary that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Credit Party or any Subsidiary of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any Credit Party or any Subsidiary as required by any Environmental Law or any Governmental Authority.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Credit Party’s or such Subsidiary’s response thereto.  In addition, each of the Credit Parties agrees to provide to Agent and the Lenders copies of all material written communications by any Credit Party or any Subsidiary with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Agent or the Required Lenders.

(i)            Public Filings.  Promptly after the same is publically available, one copy of each financial statement, report, notice or proxy statement sent or made available by any Credit Party or Subsidiary to its stockholders generally, and within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (or any successor or comparable form) and other information required to be filed with or furnished to the SEC, in each case containing the information required to be contained therein (or required in such successor or comparable form) and that are required to be filed with or furnished to the SEC by any Credit Party or Subsidiary.  Contemporaneously with the delivery by the Credit Parties of the Quarterly Reports on Form 10-Q and the Annual Reports on Form 10-K, the Credit Parties shall deliver to Agent and each Lender a Compliance Certificate that includes the requirements set forth in Section 6.1(d)(i) (A)  & (B). So long as Holdings is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, Holdings may satisfy its obligations to deliver the financial statements described in Sections 6.1(b) and 6.1(c) by electronic mail or internet posting as agreed between Agent and Holdings. Each of the Credit Parties agrees to provide to Agent and the Lenders all material notifications received from the SEC pursuant to the Exchange Act.  Holdings shall include Agent and the Lenders on its standard distribution lists for all press releases made available generally to the public concerning material developments in the business of Holdings or any Credit Party.

(j)            Third Party Collateral Locations Reporting and Collateral Access Language. As set forth in Section 4.3 of the Security Agreement, in connection with Inventory or Equipment comprised of boats and trailers held by third parties in connection with promotional boat arrangements or endorsement arrangements or otherwise, such Grantor shall take the following actions:  (i) provide to Agent a written report, as of each fiscal quarter (to be delivered within thirty (30) days after the end of each fiscal quarter of the Credit Parties together with the other quarterly reports required by Section 6.1(b) of this Agreement) that describes in detail all Inventory or Equipment comprised of boats and/or trailers that are held by third parties pursuant to such promotional arrangements or endorsement arrangements, including, without limitation, the name of such person or entity in possession thereof, the common address and location, and the boat model and serial numbers for such boat and trailer, the value of such boat and trailer, whether or not such arrangement is evidence by a written agreement, and a description of the date and term of such agreement if applicable, with such report otherwise in form and substance reasonably satisfactory to Agent; and  (ii) use commercially reasonable efforts to cause the third party in possession thereof to enter into a Collateral Access Agreement with Agent or, to the extent that such Grantor enters into a promotional boat agreement, endorsement agreement or similar agreement with such party, cause collateral access language, substantially similar to that set forth in Schedule 4.3 to the Security Agreement, to be included in such agreement.

(k)           Other Information.  From time to time, such other information or documents (financial or otherwise) as the Agent or any Lender may reasonably request.

Section 6.2            Inspections; Books and Records.  Each of the Credit Parties will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities and (b) permit officers, representatives and agents of the Agent or any Lender, to visit and inspect any Property of any Credit Party or any Subsidiary, and to examine the books of account of such Credit Party or such Subsidiary and discuss the affairs, finances and accounts of such Credit Party or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Agent or any Lender may request; provided that, (i) prior written notice of any such visit, inspection or examination shall be provided to Borrower Representative, (ii) such visit, inspection or examination shall be performed at reasonable times to be agreed to by Borrower Representative, which agreement will not be unreasonably withheld, (iii) the Credit Parties shall pay the reasonable out-of-pocket costs and expenses of such visit, inspection or examination, and (iv) so long as no Event of Default exists, the Agent and the Lenders shall only be entitled to one (1) such visit, inspection or examination per fiscal year of Borrowers.

Section 6.3            Maintenance of Property, Insurance, Environmental Matters, etc.

(a)           Each of the Credit Parties will, and will cause each of its Subsidiaries to, keep its property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained.

(b)           (i)  Each of the Credit Parties will, and will cause each of its Subsidiaries to, maintain, with good and responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, flood insurance required by all applicable rules and regulations promulgated pursuant to the federal flood insurance laws, and to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated (including, without limitation, business interruption, employers’ and public liability risks), in such amounts and with such deductibles as is customarily maintained by companies similarly situated and reasonably acceptable to the Agent; and, upon request of the Agent or any Lender, furnish to the Agent or such Lender original or electronic copies of policies evidencing such insurance, and a certificate, on the Accord form 23,27, or 28 or otherwise requested by Agent, setting forth in reasonable detail the nature and extent of all insurance maintained by such Credit Party or such Subsidiary and evidencing the forgoing coverage effective as of the Third Restatement Closing Date.  The Credit Parties shall cause each issuer of an insurance policy to provide the Agent with a copy of endorsements (A) showing the Agent as lender’s loss payable with respect to each policy of property or casualty insurance and naming the Agent as an additional insured with respect to each policy of liability insurance and business interruption insurance, (B) providing that thirty (30) days’ notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy for any statutorily permitted reason other than non-payment of premium, and 10 days’ notice for cancellation due to non-payment of premium, and (C) reasonably acceptable in all other respects to the Agent.  (ii) UNLESS THE CREDIT PARTIES PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT THE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY CREDIT PARTY’S OR SUBSIDIARY’S INTERESTS.  THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST SUCH CREDIT PARTY OR SUCH SUBSIDIARY IN CONNECTION WITH THE COLLATERAL.  BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE CREDIT PARTIES HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE ANY SUCH CREDIT PARTY AND ANY SUCH SUBSIDIARY MAY BE ABLE TO OBTAIN ON THEIR OWN.

(c)           Without limiting the generality of Section 6.3(a), each of the Credit Parties and their Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate effect of all compliance failures could not reasonably be expected to have a Material Adverse Effect; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws except to the extent any failure to obtain or maintain such approvals could not reasonably be expected to have a Material Adverse Effect; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its owned or operated real property, including leaseholds, any landfill or dump site which is used for the ultimate disposal of solid waste; (v) shall not, and shall not permit any other Person to, own or operate any or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law, at any real property owned or operated by the Credit Parties or its Subsidiaries, except when undertaken in material compliance with all applicable Environmental Laws; and (vi) shall not use, generate, treat, store, Release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in material compliance with all Environmental Laws.  With respect to any material Release of Hazardous Materials occurring at any real property owned or operated by the Credit Parties or its Subsidiaries, including leaseholds, each of the Credit Parties and their Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties, which in each case is required by any applicable Environmental Law.

Section 6.4            Preservation of Existence.  Each of the Credit Parties will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its legal existence, the material rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.13, and (b) carry on and conduct its business in substantially the same fields of enterprise as it is conducted as of the Third Restatement Closing Date and reasonable extensions thereof.

Section 6.5            Compliance with Laws.  Each of the Credit Parties shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Section 6.6            ERISA.  Each of the Credit Parties shall, and shall cause each Subsidiary to, promptly notify the Agent and each Lender of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.

Section 6.7            Payment of Taxes and Other Obligations.  Each of the Credit Parties will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (a) all federal income Taxes and other material Taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that (i) the same are being contested in good faith and by proper proceedings, and (ii) the Credit Party or Subsidiary, as applicable, has established appropriate reserves in accordance with GAAP, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.8            Transactions with Affiliates.  No Credit Party shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Credit Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except (a) transactions between or among any Borrower and any Subsidiary that is a Credit Party not involving any other Affiliate, (b) any investment permitted by Section 6.14(e), (c) any Restricted Payment permitted by Section 6.15, (d) loans or advances to employees permitted under Section 6.14, (e) the payment of reasonable fees and expense reimbursements to directors of any Borrower or any Subsidiary who are not employees of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Borrower or its Subsidiaries in the ordinary course of business, and (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by any Borrower’s board of directors. Any Credit Party may also pay indemnities and expense reimbursements it is required to pay under the Management Fee Agreement provided that no Default or Event of Default then exists or would result after taking into effect any such payment.

Section 6.9            Sale and Leaseback Transactions.  No Credit Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Credit Parties or any such Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Credit Party or such Subsidiary acquires or completes the construction of such fixed or capital asset

Section 6.10          Interest Rate Protection.  (a) No Credit Party will, nor will it permit any Subsidiary to, enter into any Rate Management Agreement, except (a) Rate Management Agreements entered into to hedge or mitigate risks to which the Credit Party or Subsidiary has actual exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries), and (b) Rate Management Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Credit Party or any Subsidiary.

(b)           Within ninety (90) days after the Third Restatement Closing Date, Borrowers shall hedge their interest rate risk on 50% of the principal amount of the Term Loan for a period of thirty-six (36) months (collectively, the “Notional Amount”) through the use of one or more interest Rate Management Agreements with one or more financial institutions acceptable to Agent to effectively limit the amount of interest that Borrowers must pay on the Notional Amount to not more than a rate reasonably acceptable to the Agent.

Section 6.11          Indebtedness.  No Credit Party shall, nor shall it permit any Subsidiary to, contract, create, incur, assume or suffer to exist any Indebtedness, including, without limitation, any guaranty with respect to the Indebtedness of any Person, except:

(a)           the Obligations, including, without limitation, Rate Management Obligations and Banking Services Obligations, of the Credit Parties and their Subsidiaries owing to the Agent and the Lenders (and their Affiliates);

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.11 and any Permitted Refinancing Indebtedness with respect thereto;

(c)           purchase money Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding and any Permitted Refinancing Indebtedness with respect thereto;

(d)           Indebtedness of any Borrower to any Subsidiary that is a Borrower and of any Subsidiary that is a Borrower to any Borrower, provided that any such Indebtedness shall be unsecured and subordinated to the Obligations pursuant to Section 10.22 hereof;

(e)           Contingent Obligations of any Credit Party of Indebtedness of any other Credit Party, provided that (i) any Indebtedness so guaranteed is permitted by this Section 6.11, and (ii) Contingent Obligations permitted under this clause (e) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations;

(f)            [Reserved];

(g)           to the extent incurred in connection with, and actually used to consummate, a Permitted Acquisition, unsecured Indebtedness (including seller debt and earnouts) subordinated in right of payment and having payment restrictions acceptable to Agent, pursuant to documentation reasonably satisfactory to the Agent, all at the time it is incurred;

(h)           unsecured Indebtedness of Borrowers and their Subsidiaries not otherwise permitted by this Section in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding (including, without limitation, Floorplan First Loss Guaranty Obligations) and any Permitted Refinancing Indebtedness with respect thereto;

(i)            contingent obligations arising from agreements of any Credit Party for customary indemnification obligations in favor of sellers and any adjustment of purchase price or acquisition price or similar obligations (excluding earn-outs) incurred in connection with Permitted Acquisitions; and

(j)            Floorplan Repurchase Obligations.

Section 6.12          Liens.  No Credit Party shall, nor shall it permit any Subsidiary to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)           inchoate Liens for the payment of Taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

(b)           Liens arising by statute or with respect to bonds obtained in connection with worker’s compensation, unemployment insurance, old-age benefits, social security obligations, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good-faith cash deposits or bonds obtained in connection with tenders, contracts or leases to which any Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the Lien with respect to such matter under contest and adequate reserves have been established therefor;

(c)           mechanics’, workmen’s, materialmen’s, landlords’, carriers’, warehousemen’s, processors’, suppliers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not delinquent for more than 60 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d)           Liens created by or pursuant to this Agreement and the Collateral Documents;

(e)           Liens on property of any Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(c) hereof, representing or incurred to finance the purchase price of Property (including replacement Liens on the Property currently subject to such Liens), provided that no such Lien shall extend to or cover other Property of any Borrower or such Subsidiary other than the respective Property so acquired and the proceeds thereof, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property (including taxes, shipping and installation charges), as reduced by repayments of principal thereon;

(f)            zoning restrictions, easements, rights-of-way, licenses, covenants and other similar encumbrances against real Property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Credit Party or any Subsidiary;

(g)                                  “bankers” liens arising by operation of law in respect of any deposit accounts of any Credit Party or any Subsidiary that are maintained in accordance with the terms of this Agreement;

(h)                                 Liens arising out of the existence or the bonding of any judgments, writs or similar processes not giving rise to an Event of Default under Section 7.1(g); provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a contest maintained in good faith by appropriate proceedings diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(i)                                     any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.12; (including replacement Liens on the property or asset currently subject to such Lien); provided that (i) such Lien shall not apply to any other Property of any Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(j)                                    Liens arising from precautionary UCC financing statements filed under any operating lease permitted hereunder;

(k)                                 Liens of counterparties attaching solely to cash earnest money deposits made by any Credit Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into with respect to Capital Expenditures or Acquisitions otherwise permitted hereunder;

(l)                                     [Reserved]; and

(m)                             Liens not described above securing Indebtedness (other than Indebtedness for borrowed money) of any Credit Party or any Subsidiary in an aggregate outstanding amount at any time not to exceed $250,000.

Section 6.13                             Consolidation, Merger, Sale of Assets, etc.  No Credit Party shall, nor shall it permit any Subsidiary to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions, except that this Section shall not prevent:

(a)                                 the sale and lease of inventory in the ordinary course of business;

(b)                                 the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Credit Parties and their Subsidiaries, has become uneconomic, obsolete or worn out;

(c)                                  sales, transfers and dispositions of assets to a Borrower or any other Credit Party (other than Holdings);

(d)                                 any Borrower or any Subsidiary of a Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, and (ii) any Subsidiary

(other than a Credit Party) may merge into any other Subsidiary (other than a Credit Party), in each case with at least twenty (20) Business Days prior written notice to Agent;

(e)                                  the disposition or sale of Cash Equivalents in consideration for cash;

(f)                                   dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)                                  sales which are permitted to occur under Section 6.9 hereof;

(h)                                 the sale, transfer, lease, or other disposition of Property not otherwise permitted hereunder (excluding any disposition of Property as part of a sale and leaseback transaction and any Equity Interests of any Subsidiary and Accounts) of any Credit Party or any Subsidiary aggregating for Credit Parties and their Subsidiaries, so long as no Event of Default exists or would occur as a result thereof, with an aggregate net book value of  not more than $500,000 during any fiscal year of the Credit Parties;

(i)                                     the sale, transfer or other disposition of accounts receivable constituting bad debts in connection with the compromise, settlement or collection thereof in the ordinary course of business (and not as part of a bulk sale or receivables financing);

(j)                                    to the extent constituting dispositions, Permitted Liens;

(k)                                 leases, subleases, licenses and sublicenses of real or personal property entered into by the Credit Parties or their Subsidiaries in the ordinary course of business at arm’s length and on market terms;

(l)                                     the forgiveness of loans made in accordance with Section 6.14(m);

(m)                             the abandonment of intellectual property which is no longer material to the business of the Credit Parties;

(n)                                 Permitted Acquisitions and mergers or consolidations in connection with a Permitted Acquisition; and

(o)                                 (i) any issuance of Equity Interests issued in connection with the exercise of stock options, Equity Interests issued as compensation or Equity Interests issued to the seller of an Acquired Business in connection with a Permitted Acquisition in accordance with the terms hereof, (ii) any Restricted Payment permitted by Section 6.15, (iii) any issuance of Equity Interests permitted by Section 6.8, and (iv) any issuance of Equity Interests permitted by Section 7.7.

Notwithstanding the foregoing, (i) in order to be permitted by this Section 6.13, all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (c) and (f) above) shall be made for fair value and for at least 75% cash consideration, and (ii) no Disposition of Intellectual Property that is material to the business and operations of Holdings, the Borrower or its Subsidiaries shall be permitted. So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of Borrower Representative, the Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

Section 6.14                             Advances, Investments, Acquisitions and Loans.  No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of all or substantially all of the assets or Equity Interests or obligations or otherwise) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:

(a)                                 receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)                                 investments in Cash Equivalents subject to Control Agreements (subject to the limitations referred to in Section 4 hereof);

(c)                                  investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)                                 investments in existence on the date hereof and described in Schedule 6.14;

(e)                                  Investments by the Credit Parties and their Subsidiaries in the Equity Interests of their Subsidiaries;

(f)                                   loans or advances made by any Borrower to any Subsidiary that is a Borrower and made by any Subsidiary that is a Borrower to any Borrower, provided that any such loans and advances made by a Credit Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement;

(g)                                  Contingent Obligations permitted by Section 6.11;

(h)                                 loans or advances made by a Credit Party (other than Holdings) to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding;

(i)                                     investments in the form of Rate Management Agreements permitted by Section 6.11;

(j)                                    investments of any Person existing at the time such Person becomes a Subsidiary of any Borrower or merges with any Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(k)                                 non-cash investments received in connection with the dispositions of assets permitted by Section 6.13;

(l)                                     investments constituting deposits described in clause (b) of Section 6.12;

(m)                             Permitted Acquisitions and investments in connection with a Permitted Acquisition;

(n)                                 Investments by the Credit Parties in Parts in an aggregate amount not to exceed in any fiscal year (i) $250,000 plus (ii) the annual aggregate amount that Parts repatriates to the Credit Parties;

(o)                                 investments permitted pursuant to Section 6.13(o) hereof; and

(p)                                 other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $500,000 in the aggregate at any one time outstanding.

Section 6.15                             Restricted Payments.  No Credit Party shall, nor shall it permit any Subsidiary to, make any Restricted Payment or incur any obligation to do so, except that:

(a)                                 Any Wholly-Owned Subsidiary of any Borrower may make dividends or distributions to such Borrower;

(b)                                 each Credit Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common Equity Interests of the Person making such dividend or distribution;

(c)                                  Borrowers may make to Holdings distributions to permit Holdings to pay reasonable and customary corporate and operating expenses and franchise fees or similar taxes and fees required to maintain its corporate existence;

(d)                                 [Reserved];

(e)                                  Any Credit Party may make Permitted Tax Distributions; and

(f)                                   [Reserved].

(g)                                  any Credit Party may make Restricted Payments in an aggregate amount not to exceed $20,000,000 during the period commencing on the Third Restatement Closing Date and ending on the last day of the term of this Agreement in order to repurchase any class of Equity Interest of any Credit Party or any of its Subsidiaries pursuant to a share repurchase program or other share repurchase authorized by the Board of Directors of any of the Credit Parties, including the repurchase of Equity Interests from certain members of senior management of the Credit Party; provided that (i) no

Default as a result of non-payment or Event of Default exists as of the date of such share repurchase, and (ii) the Credit Party delivers to Agent written notice of such repurchase, including the number of shares and aggregate purchase price for such shares, not later than within one week of such share repurchase.

Section 6.16                             Limitation on Restrictions.  No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other Equity Interests owned by any Credit Party or any other Subsidiary, (b) pay or repay any Indebtedness owed to any Credit Party or any other Subsidiary, (c) make loans or advances to any Credit Party or any other Subsidiary, (d) transfer any of its Property to any Credit Party or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Agent or (f) guaranty the Obligations, including, without limitation, Rate Management Obligations and Banking Services Obligations; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.16 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clauses (d) and (e) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (v) clauses (d) and (e) of the foregoing shall not apply to customary provisions in leases licenses and other contracts customarily restricting the assignment thereof and restrictions on licenses, sublicenses and assignments of intellectual property.

Section 6.17                             Limitation on the Creation of Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, no Credit Party shall, nor shall it permit any Subsidiary to, establish or create after the Third Restatement Closing Date any Subsidiary; provided that any Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as the Credit Parties and their Subsidiaries timely comply with the requirements of Section 4.4 hereof.

Section 6.18                             Material Contracts; Other Agreements.  Each Credit Party shall perform and observe in all material respects all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (unless such Material Contract expires by its terms and is terminated in the ordinary course of business), enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent and, upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Credit Parties shall provide prompt written notice to Agent of any termination, by the floorplan financing party, of any agreement regarding floor planning financing arrangements, that includes Floorplan Repurchase Obligations.

Section 6.19                             OFAC; Anti-Corruption Laws; Sanctions .  Each Credit Party shall conduct  its, and cause its Subsidiaries to conduct their, business in compliance in all material respects with the FCPA, and other similar and applicable anti-corruption laws in other applicable jurisdictions and institute and maintain policies and procedures designed to promote and achieve compliance with such laws.  Each Credit Party will not, and will not permit any Subsidiary to, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available any Loan or the proceeds of any Loan to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person or any Sanctioned Entity, or in any other manner that will result in a violation by any party hereto of OFAC Sanctions. Each Credit Party will not, and will not permit any Subsidiary to, use any Loan or the proceeds therefrom for any purpose that would violate the FCPA or any similar anti-corruption laws in any other applicable jurisdiction. No Credit Party shall, nor shall it permit any Subsidiary to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, and (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.20                             Name, Fiscal Year Accounting and Organizational Documents.  No Credit Party shall, nor shall it permit any Subsidiary to, without at least twenty (20) Business Days prior written notice to agent (a) change, from that as of the Third Restatement Closing Date, its name, its fiscal year, or its method of accounting, except as required by GAAP, or (b) amend or modify any of the terms or provisions of its certificate incorporation or by-laws or any other organizational document in a manner that would be materially adverse to Agent or any Lender.

Section 6.21                             Deposit Accounts and Cash Management Services.  Each of Nautic, NS Transport and Navigator (and any other Credit Party that has not done so in connection with the Existing Credit Agreement) shall, and shall cause each of its Subsidiaries (other than Parts) to, within sixty (60) days of the Third Restatement Closing Date, to the extent not previously completed, maintain each of its principal domestic deposit accounts and general checking/controlled disbursement accounts with a Lender, and Fifth Third shall be the principal depository and principal bank of account in which substantially all funds of the Credit Parties and their Subsidiaries are deposited, except for Excluded Accounts and to the extent otherwise agreed in writing by Fifth Third.  Each of the Credit Parties shall, and shall cause each of its Subsidiaries to, shall enter into agreements with Fifth Third for all of its needs in connection with cash management services and shall grant to Fifth Third an opportunity to provide any business banking services required by any of them, including payroll and employee benefit plan services. Deposit account control agreements shall be required for any such deposit accounts which, with the prior written consent of Fifth Third, are maintained at financial institutions other than Fifth Third; provided, that notwithstanding anything to the contrary in this Section 6.21, Parts shall not be required to (A) move to Fifth Third, or maintain at any time with Fifth Third, any deposit accounts, general checking/ controlled disbursement accounts or any other accounts of any kind or nature or (B) enter into any deposit account control agreement with respect to its accounts.

Section 6.22                             Financial Covenants.

(a)                                 Total Net Leverage Ratio.  The Credit Parties shall not, as of the last day of each fiscal quarter of Holdings and its Subsidiaries during the periods specified below, permit the Total Net Leverage Ratio to be greater than:

Fiscal Quarter Period Ending	The Total Net Leverage Ratio Shall Not Be Greater Than:
12/31/2017 through 9/30/2018	3.25 to 1.0
9/30/2018 through 9/30/2019	3.00 to 1.0
9/30/2019 through 9/30/2020	2.75 to 1.0
9/30/2020 and each Fiscal Quarter Ending thereafter through the Maturity Date	2.50 to 1.0

(b)                                 Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of the Credit Parties and their Subsidiaries ending during the periods specified below, the Credit Parties shall maintain a Fixed Charge Coverage Ratio of not less than:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio shall not be less than:
March 29, 2015 and the last day of each fiscal quarter thereafter	1.15 to 1.0

Section 6.23                             Holdings; Limitations.  Each of Holdings and Borrowers hereby agrees that, until such time as all of the Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid or performed in full and all Commitments of all Lenders shall have terminated and no L/C Obligations or other Obligations are outstanding or have been Cash Collateralized, as set forth in this Agreement:

(a)                                 Holdings agrees that its sole purpose shall be to hold a Controlling percentage of the Equity Interests in MasterCraft, Sales Administration, Parts and Hydra and engage in activities ancillary thereto as permitted by this Agreement.  Without limiting the foregoing, Holdings agrees that it shall not (i) engage in any business or investment activity other than owning the Equity Interests in MasterCraft, Sales Administration, Parts and Hydra and

engaging in activities ancillary thereto expressly permitted under this Agreement; (ii) become obligated for any Indebtedness, whether directly or indirectly, (iii) permit any Lien to exist on any of its assets except for Permitted Liens, to the extent applicable; or (iv) consolidate with or merge with or into any other Person or acquire substantially all of the assets of any other Person, or sell any of its assets, whether in one or a series of transactions.

(b)                                 Holdings owns, as of the Third Restatement Closing Date, all of the issued and outstanding voting Equity Interests of MasterCraft, Sales Administration, Nautic, Parts and Hydra.  Holdings agrees that it will not, by act or omission:  (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of its Equity Interests in MasterCraft, Sales Administration, Parts or Hydra; or (ii) create or permit to exist any Lien (other than Permitted Liens) upon or with respect to any of such Equity Interests, except for applicable transfer restrictions set forth in its governing documents or applicable law.

Section 6.24                             Foreign Subsidiary Limitations.  Each of Parts and Borrowers hereby agrees that, until such time as all of the Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid or performed in full and all Commitments of all Lenders shall have terminated and no L/C Obligations or other Obligations are outstanding or have been Cash Collateralized, neither Parts nor any Foreign Subsidiary created after the date hereof, shall, without the prior written consent of Agent, (i) receive any proceeds from any Loan hereunder or any Collateral except to the extent provided in Section 6.14(n) hereof.

SECTION 7

EVENTS OF DEFAULT AND REMEDIES.

Section 7.1                                    Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                 default in the payment (i) when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of or interest on any Loan or (ii) within three (3) Business Days after the same shall be due, any other Obligation payable hereunder or under any other Loan Document;

(b)                                 default in the observance or performance of any covenant set forth in (i) Sections 6.3(c), 6.4, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.19, 6.20 and 6.22 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the Proceeds of Collateral or requiring the maintenance of insurance thereon, or (ii) Section 6.1 which is not remedied within three (3) Business Days after the earlier of (x) the date on which such default shall first become known to any officer of any Credit Party or (y) the date on which written notice of such default is given to Borrowers by the Agent except in the case of Section 6.1(d)(ii), in which case (x) and (y) will not apply;

(c)                                  default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such default shall first become known to any officer of any Credit Party or

(ii) the date on which written notice of such default is given to Borrower Representative by the Agent;

(d)                                 any representation or warranty by any Credit Party made herein or in any other Loan Document or in any certificate delivered by any Credit Party to the Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof, except to the extent the same expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(e)                                  any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void in any material respect, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien (subject to Permitted Liens) in favor of the Agent, for the benefit of itself and the Lenders, in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof and except with respect to assets with an aggregate fair market value not exceeding $1,000,000, or any Credit Party or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder (except in connection with activities expressly permitted under this Agreement);

(f)                                   any default shall occur under any (i) Indebtedness of any Credit Party or any Subsidiary aggregating in excess of $1,000,000 (including, without limitation, Floorplan First Loss Guaranty Obligations), or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit acceleration of the maturity of any such Indebtedness (whether or not such Indebtedness is in fact accelerated) or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to the applicable grace or cure periods, if any, or (ii) Floorplan Repurchase Obligations aggregating in excess of $1,000,000, or (iii) any Rate Management Agreement of any Credit Party or any Subsidiary with any Lender or an affiliate of any Lender;

(g)                                  any judgment or judgments, order or orders, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Credit Party or any Subsidiary, or against any of its Property, (i) for the payment of money in an aggregate amount in excess of $1,500,000, except to the extent (x) fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing or (y) fully and unconditionally covered by an appeal bond, for which such Credit Party or such Subsidiary has established in accordance with GAAP a cash or Cash Equivalent reserve an amount equal to such judgment, writ or warrant, or (ii) for any non-monetary award, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and in either case which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or enforcement proceedings are commenced by any creditor upon such judgment or order;

(h)                                 an ERISA Event occurs, or a Pension Event occurs with respect to any Foreign Plan, which when taken together with other such ERISA Events or Pension Events that have occurred, has resulted or could reasonably be expected to result in liability to the Credit Parties in an aggregate amount exceeding $250,000;

(i)                                     any Change of Control shall occur;

(j)                                    any Credit Party or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof;

(k)                                 a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Credit Party or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l)                                     Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(m)                             any default or event of default shall occur under any other of the Subordinated Debt Documents beyond the applicable notice and cure period provided for therein, any subordination or intercreditor provision in any Subordination Agreement or in any document or instrument governing Subordinated Debt, shall cease to be in full force and effect, or any Credit Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n)                                 the failure of the Credit Parties to observe and comply in all respects with Sections 6.23 (Holdings; Limitations) and 6.24 (Certain Subsidiary Limitations) hereof.

Section 7.2                                    Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Agent shall, by written notice to Borrower Representative: (a) if so directed by the Required Lenders, terminate or suspend the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, and otherwise may, demand that Borrowers immediately pay to the Agent an amount equal to 102% of the then full available amount for drawing under each or any Letter of Credit, including, without limitation, any and all L/C Obligations and each Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by any Borrower to honor any such demand and that the Agent, for the benefit of itself and the Lenders, shall have the right to require each Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Agent, after giving notice to Borrower Representative pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3                                    Bankruptcy Defaults.  When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrowers shall immediately pay to the Agent the full amount then available for drawing under all outstanding Letters of Credit, including, without limitation, any and all L/C Obligations, each Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by any Borrower to honor any such demand and that the Lenders, and the Agent on their behalf, shall have the right to require each Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4                                    Collateral for Undrawn Letters of Credit.

(a)                                 If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit, including, without limitation, any and all L/C Obligations, is required under Section 2.8(b) or under Section 7.2 or 7.3 above, Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.

(b)                                 All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral

Account”) as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Lenders, and the L/C Issuer.  If and when requested by Borrower Representative, the Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from any Borrower to the L/C Issuer, the Agent or the Lenders; provided, however, that if (i) any Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Agent shall release to Borrower Representative any remaining amounts held in the Collateral Account.

Section 7.5                                    Notice of Default.  The Agent shall give notice to Borrower Representative under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall at such time also notify all the Lenders thereof.

Section 7.6                                    Expenses.  Each of the Credit Parties agrees to pay to the Agent and each Lender, and any other holder of any Note outstanding hereunder, all reasonable costs and expenses incurred or paid by the Agent and such Lender or any such holder, including reasonable and documented attorneys’ fees and court costs, in connection with any Default or Event of Default or the enforcement (or forbearance) of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the Bankruptcy Code involving any Credit Party or any Subsidiary as a debtor thereunder).

SECTION 8

CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1                                    Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a)                                 any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)                                 any failure (because of a failure to meet the conditions of Section 3 or otherwise) by any Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof,

(c)                                  any failure by any Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise),

(d)                                 any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, or

(e)                                  any assignment required by Section 8.6(b),

then, upon the demand of such Lender, Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to Borrower Representative, with a copy to the Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 8.2                                    Illegality.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law, makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to Borrower Representative and the Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  Borrowers shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, Borrower Representative may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3                                    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) Agent shall have received notice from the Required Lenders that the Adjusted LIBOR Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period,

Then Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower Representative and to the Lenders as soon as practicable thereafter. Until Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (x) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (y) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Borrower Representative notifies Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or Notice of Continuation/Conversion has previously been given that it elects not to borrow, continue or convert to a Eurodollar Loan on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Loan.

Section 8.4                                    Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or any L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower Representative, shall be conclusive absent manifest error.  Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.5                                    Taxes.

(a)                                 Defined Terms.  For purposes of this Section 8.5, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the nature and amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the nature and amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 8.5, such Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and the Agent, at the time or times reasonably requested by Borrower Representative or the Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower Representative or the Agent, shall deliver to Borrower Representative such other documentation prescribed by applicable law or reasonably requested by Borrower Representative or the Agent as will enable Borrower Representative or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.5(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)                               any Lender that is a U.S. Person shall deliver to such Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or the Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for Borrower Representative and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower, Borrower Representative and the Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.5 (including by the payment of additional amounts pursuant to this Section 8.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 8.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    For purposes of determining withholding Taxes imposed under FATCA, from and after the Third Restatement Closing Date, Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 8.6                                    Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 8.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.5, then such Lender shall (at the request of Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or 8.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 8.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 8.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 8.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 10.8;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 8.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower Representative to require such assignment and delegation cease to apply.

Section 8.7                                    Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.12 shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting

Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 8.8; fourth, as Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 8.8; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 8.7(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.7(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 8.8.

(C)                               With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such

Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.1 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified the Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 8.8.

(b)                                 Defaulting Lender Cure.  If Borrower Representative, the Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 8.7(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 8.8                                    Cash Collateral.

(a)                                 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or any L/C Issuer (with a copy to the Agent) Borrowers shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 8.7(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below.  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 8.8 or Section 8.7 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 8.8 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 8.7, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 9

THE AGENT.

Section 9.1                                    Appointment and Authority.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints Fifth Third to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuers, and no Credit Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2                                    Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3                                    Exculpatory Provisions.  (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)                                 The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.11, 7.2 or 7.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Agent shall be deemed not to have knowledge of any Default and/or Event of Default unless and until notice describing such Default and/or Event of Default is given to the Agent in writing by Borrower Representative, a Lender or an L/C Issuer.

(c)                                  The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default and/or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.4                                    Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for Borrower Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5                                    Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6                                    Resignation of Agent.  (a) The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Borrower Representative.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower Representative and such Person remove such Person as Agent and, in consultation with Borrower Representative, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and has become perfected in the Collateral) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower Representative and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.11 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 9.7                                    Non-Reliance on Agent and Other Lenders.  Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8                                    No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, any Syndication Agent, Documentation Agent or Collateral Agent, or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an L/C Issuer hereunder.

Section 9.9                                    Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Borrower Representative) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Agent under Sections 2.13 and 10.13) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.13 and 10.13.

Section 9.10                             Collateral and Guaranty Matters.  (a) The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(i)                                     to release any Lien on any property granted to or held by the Agent under any Loan Document (x) upon termination of all Commitments and Payment in Full of all Obligations and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Agent and the L/C Issuer shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.9,  if approved, authorized or ratified in writing by the Required Lenders;

(ii)                                  to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.12(e); and

(iii)                               to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.

(b)                                 The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11                             Authorization to Enter into, and Enforcement of, the Collateral Documents.  The Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Agent considers appropriate; provided that the Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders; provided further that the consent of the Required Lenders shall not be required to amend any account control agreement, landlord waiver, bailee waiver or similar agreement.  Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12                             Designation of Additional Agents.  The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 10

MISCELLANEOUS.

Section 10.1                             No Waiver; Cumulative Remedies.  No delay or failure on the part of the Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.2                             Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.3                             Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations remain unpaid hereunder.

Section 10.4                             Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.1, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

Section 10.5                             Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 10.6                             Notices.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to any Credit Party, c/o Borrower Representative, to it at 100 Cherokee Cove Drive, Vonore, Tennessee 37885, Attention of Tim Oxley (Facsimile No. (423) 884-2222; Telephone No. (423) 884-7829), with a copy (which shall not constitute notice) to (i) Egerton, McAfee, Armistead & Davis, 1400 Riverview Tower, 900 S Gay Street, Knoxville, TN 37902, Attention: Norman G. Templeton, and (ii) King & Spalding LLP, 100 N. Tryon Street, Suite 3900, Charlotte, North Carolina, Attention: W. Todd Holleman (Facsimile No. 704-503-2622; Telephone No. 704-503-2567).

(ii)                                  if to the Agent, to Fifth Third at Fifth Third Bank, as Agent, 222 South Riverside Plaza, 30th Floor, Chicago, Illinois 60606, Attention: Thomas J. Werner (Facsimile No. 513-534-8400; Telephone No. (813) 920-0332;

(iii)                               if to Fifth Third Bank in its capacity as L/C Issuer, to it at 38 Fountain Square Plaza, Cincinnati, Ohio  45263, Attention: Judy Huls (Facsimile No. 513-358-6439; Telephone No. (513) 534-4224), and if to any other L/C Issuer, to it at the address provided in writing to the Agent and Borrower Representative at the time of its appointment as an L/C Issuer hereunder;

(iv)                              if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire or on the signature pages hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Section 2.5 if such Lender or L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     Each Credit Party agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.7                             Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.8                             Successors and Assigns; Assignments and Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 in the case of any assignment in respect of the Revolving Loans, or $1,000,000, in the case of any assignment in respect of the Term Loan, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof and provided, further, that Borrower Representative’s consent shall not be required during the primary syndication of the Facilities;

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Loans or any unfunded Commitments with respect to the Term Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

and

(C)                               the consent of the L/C Issuer and each Swing Line Lender shall be required for any assignment in respect of the Revolving Loans.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) any Credit Party or any of their respective Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any of the entities listed on Schedule 10.8(b).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower Representative and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Cincinnati, Ohio a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.8(c) is intended to qualify the Loans as obligations in “registered form” for purposes of the Code including Treasury Regulation 1.871-14(c) promulgated thereunder, and shall be interpreted consistently therewith.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower Representative or the Agent, sell participations to any Person (other than a natural Person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Credit Parties, the Agent, the L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.11(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in  Section 10.9(b) that affects such Participant.  Each Credit Party agrees that each Participant shall be entitled to the benefits of Sections 8.4, 8.1 and 8.5 (subject to the requirements and limitations therein, including the requirements under Section 8.5(g) (it being understood that the documentation required under Section 8.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 8.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 8.4 or 8.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower Representative’s request and expense, to use reasonable efforts to cooperate with Borrower Representative to effectuate the provisions of Section 8.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.12 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.5 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois Electronic Commerce Security Act, or any other similar state laws whether or not based on the Uniform Electronic Transactions Act.

Section 10.9                             Amendments.  (a) No failure or delay by the Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent, the L/C Issuers and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document (other than any Rate Management Agreement or any Banking Services Obligations agreement) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Obligation or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Obligation (other than mandatory prepayments), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (D) change Section 2.9 (Place and Application of Payments) in a manner or order that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (E) [Reserved], (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (G) change Section 8.7 (Defaulting Lenders), without the consent of each Lender (other than any Defaulting Lender), (H) release any Guarantor from its Guarantied Obligations (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (I) except as provided in this Section 10.9 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any L/C Issuer or the Swing Loan Lender hereunder without the prior written consent of the Agent, such L/C Issuer or the Swing Loan Lender, as the case may be (it being understood that any change to Section 8.7 (Defaulting Lenders) shall require the consent of the Agent, each  L/C Issuer and the Swing Loan Lender), (ii)  any amendment necessary to implement the terms of a Facilities Increase in accordance with the terms hereof shall only require the signature of the Agent, the Borrowers and the Facilities Increase Lenders, and (iii) any waiver or amendment to cure any ambiguity, omission, defect or inconsistency in any Loan Document shall only require the signature of Agent and Borrowers.  The Agent may also amend the Schedule 1 (Commitments) to reflect assignments entered into pursuant to Section 10.8.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

Section 10.10                      Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.11                      Costs and Expenses; Indemnification.

(a)                                 Costs and Expenses.  The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any L/C Issuer), any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Credit Parties.  The Credit Parties shall indemnify the Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee),  incurred by any Indemnitee (other than in respect of any such damages incurred or paid by an

Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided herein) or asserted against any Indemnitee by any Person (including any Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary or Affiliates of any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are limited as provided in the Environmental Indemnity Agreement, dated of even date herewith, of the Credit Parties in favor of Agent and the Lenders.  This Section 10.11 (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any L/C Issuer or Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such L/C Issuer or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), such L/C Issuer or any such Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.18.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, none of Agent, any Lender, L/C Issuer, Swing Line Lender or any Credit Party,  shall assert, and hereby waives, any claim against any Indemnitee and any Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable promptly (and, in any event within 3 Business Days) after demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.12                      Set-off.  Subject to Section 2.15(b), if an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, with prior written notice to Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of any Credit Party against any and all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 8.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and L/C Issuer agrees to notify Borrower Representative and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.13                      Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.14                      Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, internal laws of the State of Illinois (including, without limitation, 735 ILCS Section 105/5-1 et seq., but otherwise without regard to the conflict of laws provisions) of the State of Illinois.

Section 10.15                      Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16                      Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Credit Party, any other obligor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Agent or any Lender may have received hereunder shall, at the option of the Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Credit Party or any other obligor or endorser shall have any action against the Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17                      Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as any Credit Party has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.18                      Lender’s and L/C Issuer’s Obligations Several.  The obligations of the Lenders and L/C Issuers hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuers pursuant hereto shall be deemed to constitute the Lenders or L/C Issuers a partnership, association, joint venture or other entity.

Section 10.19                      USA PATRIOT Act.  Each Lender hereby notifies each of the Credit Parties that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the PATRIOT Act.

Section 10.20                      Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 Jurisdiction.  Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Illinois sitting in Cook County, and of the United States District Court of the Northern District of Illinois (Eastern Division), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Illinois State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(b)                                 Waiver of Venue.  Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.6.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.21                      Treatment of Certain Information; Confidentiality.  Each of the Agent, the Lenders and the L/C Issuers (each, a “Lender Party”) agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Credit Parties or the Term Credit or (ii) the CUSIP ServiceBureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Credit or for league table purposes; (h) with the consent of Borrower Representative; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than any Credit Party. Each Lender Party (1) may disclose the existence of this Agreement and the information about this Agreement to market data collectors and similar services providers to the lending industry (including for league table designation purposes) and to service providers to such Lender Party in connection with the administration and management of this Agreement and the other Loan Documents; and (2) may, at their own expense, place advertisements in financial and other periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate promotional materials, issue news releases and publish “tombstone” advertisements and other announcements relating to the Closing Date Transactions and the Credit Parties in newspapers, trade journal and other appropriate media, which may include use of logos of one or more of the Credit Parties (collectively, “Trade Announcements”), so long as such Trade Announcement does not include any financial information regarding any of the Credit Parties.

For purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Parties or any of their respective businesses, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by any Credit Party or any of its Subsidiaries (so long as such source is not known to such Lender Party to be bound by confidentiality obligations to the Credit Parties). Any Person required to maintain the confidentiality of Information as provided in this Section 10.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.22                      Subordination of Intercompany Indebtedness.  Each Credit Party hereby agrees that any Indebtedness of any other Credit Party or any Subsidiary of such Credit Party or any other Credit Party now or hereafter owing to such Credit Party, whether heretofore, now or hereafter created (the “Credit Party Subordinated Debt”), is hereby subordinated to all of the Obligations and that, upon the occurrence and during the continuance of an Event of Default, the Credit Party Subordinated Debt shall not be paid in whole or in part until Payment in Full of the Obligations.  No Credit Party shall make or accept any payment of or on account of any Credit Party Subordinated Debt at any time in contravention of the foregoing.  Each payment on the Credit Party Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Credit Party as trustee for the Agent and shall be paid over to the Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Credit Party’s liability hereunder.  Each Credit Party agrees to file all claims against the Credit Party from whom the Credit Party Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Credit Party Subordinated Debt, and the Agent shall be entitled to all of such Credit Party’s rights thereunder.  If for any reason any Credit Party fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Credit Party hereby irrevocably appoints the Agent as its true and lawful attorney-in-fact, and the Agent is hereby authorized to act as attorney-in-fact in such Credit Party’s name to file such claim or, in the Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee.  in all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Credit Party hereby assigns to the Agent all of such Credit Party’s rights to any payments or distributions to which such Credit Party otherwise would be entitled.  If the amount so paid is greater than such Credit Party’s liability hereunder, the Agent shall pay the excess amount to the party entitled thereto.  In addition, each Credit Party hereby irrevocably appoints the Agent as its attorney-in-fact to exercise all of such Credit Party’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of any Borrower or any Credit Party from whom the Credit Party Subordinated Debt is owing.

Section 10.23                      Prior Agreements.

(a)                     This Agreement shall become effective, and shall amend and restate the Existing Credit Agreement, upon the execution of this Agreement by Borrowers, Holdings, Agent and the Lenders and upon the satisfaction of the conditions contained in herein; and from and after the Third Restatement Closing Date (i) all references made to the Existing Credit Agreement in the other Loan Documents or in any other instrument or document executed and/or delivered pursuant thereto shall, without any further action, be deemed to refer to this Agreement, and (ii) the Existing Credit Agreement shall be deemed amended and restated in its entirety hereby.

(b)                     This Agreement and the other Loan Documents executed and delivered in connection herewith are entered into and delivered to Agent and the Lenders in replacement of and substitution for, and not in payment of or satisfaction for, the Existing Credit Agreement and related documents and instruments.  This Agreement and the other Loan Documents, including, the other instruments, documents and agreements executed and delivered in connection with the Existing Credit Agreement, as the same may be or have been amended, restated or otherwise modified on or prior to the Third Restatement Closing Date, are hereby reaffirmed and shall continue in full force and effect.  Each of the Credit Parties acknowledges that the Loans and other Obligations evidenced by the Existing Credit Agreement as of the Third Restatement Closing Date have not been satisfied but instead have become part of the joint and several Loans and Obligations under this Agreement and under the other Loan Documents executed and/or delivered in connection herewith.  Each of the Credit Parties further acknowledges that (1) all of the Liens granted by Borrowers and Holdings under the Existing Security Agreement and any other Collateral Document, and (2) all instruments, documents and agreements executed in connection with the Original Loan Agreement and the Existing Credit Agreement, as the same may be or have been amended, restated or otherwise modified on or prior to the Third Restatement Closing Date, are hereby reaffirmed and shall continue hereafter to secure the Obligations under this Agreement and the other Loan Documents so long as any portion of the Obligations remains outstanding.

Section 10.24                      Electronic Records.  The Lenders, each Credit Party, on behalf of itself and each of their Subsidiaries, hereby acknowledge receipt of a copy of this Agreement and all other Loan Documents.  The Agent may, on behalf of each Credit Party and their Subsidiaries, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents.  The Agent may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of the Agent’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.  The Agent is authorized, when appropriate, to convert any Note into a “transferable record” under the Uniform Electronic Transactions Act.

Section 10.25                      Contractual Recognition of Bail-In.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 11

GUARANTY.

Section 11.1                             Guaranty.  Each Credit Party (each to be referred to in this Section 11 as a Guarantor and collectively as the Guarantors) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of Obligations as a Guarantor and all costs and expenses including, without limitation, all court costs and reasonable and documented attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agent, the L/C Issuers and the Lenders in endeavoring to collect all or any part of such specific Obligations from, or in prosecuting any action against, the obligor thereof (such costs and expenses, together with the Obligations, collectively the “Guarantied Obligations”).  Each Guarantor further agrees that the Guarantied Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

Section 11.2                             Guaranty of Payment.  This Guaranty is a guaranty of payment and not of collection.  Each Guarantor waives any right to require the Agent, any L/C Issuer or any Lender to sue any Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guarantied Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guarantied Obligations.

Section 11.3                             No Discharge or Diminishment of Guaranty.

(a)                                 Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full in cash of the Guarantied Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guarantied Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guarantied Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any Guarantor, or any other guarantor of or other Person liable for any of the Guarantied Obligations, or their assets or any resulting release or discharge of any obligation of any Borrower, any Guarantor, or any other guarantor of or other Person liable for any of the Guarantied Obligations; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any Guarantor, any other guarantor of the Guarantied Obligations, the Agent, any L/C Issuer, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)                                 The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guarantied Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower, any Guarantor or any other guarantor of or other Person liable for any of the Guarantied Obligations, of the Guarantied Obligations or any part thereof.

(c)                                  Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any L/C Issuer or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guarantied Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guarantied Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guarantied Obligations or any obligations of any other guarantor of or other Person liable for any of the Guarantied Obligations; (iv) any action or failure to act by the Agent, any L/C Issuer or any Lender with respect to any collateral securing any part of the Guarantied Obligations; (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guarantied Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guarantied Obligations).

Section 11.4                             Waiver of Defenses.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guarantied Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the Payment in Full of the Guarantied Obligations.  Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any Guarantor, any other guarantor of any of the Guarantied Obligations, or any other Person.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guarantied Obligations, compromise or adjust any part of the Guarantied Obligations, make any other accommodation with any Borrower, any Guarantor, any other guarantor or any other Person liable on any part of the Guarantied Obligations or exercise any other right or remedy available to it against any Borrower, any Guarantor, any other guarantor or any other Person liable on any of the Guarantied Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Payment in Full of the Guarantied Obligations.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower, any other guarantor or any other Person liable on any of the Guarantied Obligations, as the case may be, or any security.

Section 11.5                             Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower, any Guarantor, any Person liable on the Guarantied Obligations, or any collateral, until the Payment in Full in cash of the Obligations.

Section 11.6                             Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guarantied Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the L/C Issuers and the Lenders are in possession of this Guaranty.  If acceleration of the time for payment of any of the Guarantied Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guarantied Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

Section 11.7                             Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Agent, any L/C Issuer nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.8                             Termination.  The Lenders may continue to make loans or extend credit to any Borrower based on this Guaranty until five (5) days after the Agent receives written notice of termination from any Guarantor.  Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lender for any Guarantied Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guarantied Obligations.

Section 11.9                             Severability.  The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”.  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 11.10                      Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section 11, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guarantied Obligations (up to such

Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Payment in Full of the Guarantied Obligations.  This provision is for the benefit of both the Agent, the L/C Issuers, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 11.11                      Liability Cumulative.  The liability of each Credit Party as a Guarantor under this Section 11 is in addition to and shall be cumulative with all liabilities of each Credit Party to the Agent, the L/C Issuers and the Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any obligations of liabilities of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 11.12                      Eligible Contract Participant.  Notwithstanding anything to the contrary in any Loan Document, no Guarantor shall be deemed under this Section 11 to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in §1a(18) of the Commodity Exchange Act, at the time the guarantee under this Section 11 becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Credit Party Obligations of such Guarantor under this Section 11 by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 11.13                      Keepwell.  Without limiting anything in this Section 11, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Section 11 becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Section 11 in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 11.13, or otherwise under this Section 11, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until termination of the Commitments and Payment in Full of all Loans and other Obligations. Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

SECTION 12

BORROWER REPRESENTATIVE.

Section 12.1                             Appointment; Nature of Relationship.  MasterCraft is hereby appointed by each of the Credit Parties as its contractual representative (“Borrower Representative”)

hereunder and under each other Loan Document, and each of the Credit Parties irrevocably authorizes Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Section 12.  Additionally, Borrowers hereby appoint Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account, at which time Borrower Representative shall promptly disburse such Loans to the appropriate Borrower.  The Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to Borrower Representative, any Borrower or any other Person for any action taken or omitted to be taken by Borrower Representative or Borrowers pursuant to this Section 12.

Section 12.2                             Powers.  Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  Borrower Representative may execute any of its duties as Borrower Representative hereunder and under any other Loan Document by or through Responsible Officers.

Section 12.3                             Notices.  Each Credit Party shall immediately notify Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that Borrower Representative receives such a notice, Borrower Representative shall give prompt notice thereof to the Agent and the Lenders.  Any notice provided to Borrower Representative hereunder shall constitute notice to each Credit Party on the date received by Borrower Representative.

Section 12.4                             Successor Borrower Representative.  Upon the prior written consent of the Agent, Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  Agent shall give prompt written notice of such resignation to the Lenders.

Section 12.5                             Execution of Loan Documents.  Credit Parties hereby empower and authorize Borrower Representative, on behalf of the Credit Parties, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Compliance Certificates.  Each Credit Party agrees that any action taken by Borrower Representative or the Credit Parties in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Credit Parties.

Section 12.6                             Reporting.  Each Credit Party hereby agrees that such Credit Party shall furnish to Borrower Representative all reports, notices, information and other documents required hereunder or requested by Borrower Representative to enable Borrower Representative to fulfill its duties hereunder and under the other Loan Documents on which Borrower Representative shall rely to prepare the certificates, reports, notices and other documents required pursuant to the provisions of this Agreement and the other Loan Documents.

(Signature Pages Follow)

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWERS:	MASTERCRAFT BOAT COMPANY, LLC, a Delaware limited liability company

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

MCBC HYDRA BOATS, LLC, a Tennessee limited liability company

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

MASTERCRAFT SERVICES, INC., a Tennessee corporation

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

MASTERCRAFT INTERNATIONAL SALES ADMINISTRATION, INC., a Delaware corporation

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

NAUTIC STAR, LLC, a Mississippi limited liability Company

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

BORROWERS:	NS TRANSPORT, LLC, a Mississippi limited liability Company

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

NAVIGATOR MARINE, LLC, a Mississippi limited liability Company

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

OTHER CREDIT PARTIES:	MCBC HOLDINGS, INC., a Delaware corporation

	By	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer & Secretary

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

AGENT AND LENDER:	FIFTH THIRD BANK, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Agent

	By	/s/ Thomas Werner
Authorized Signatory

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

LENDER:		BANK OF AMERICA, N.A.,
as a Lender

	By	/s/ Will Pridgen
Authorized Signatory

Address for Notices:

214 North Tryon Street
Charlotte, North Carolina 28255
NC1-027-21-01

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

LENDER:		JPMORGAN CHASE BANK, N.A.,
as a Lender

	By	/s/ Jerry C. Greene
Authorized Signatory

Address for Notices:
605 Chestnut Street
Suite 1060
Chattanooga, TN 37450

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

LENDER:		SUNTRUST BANK
as a Lender

	By	/s/ Haynes Gentry
Authorized Signatory

Address for Notices:
3333 Peachtree Rd.
Sixth Floor
Atlanta, GA 30326

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

LENDER:		REGIONS BANK
as a Lender

	By	/s/ Amanda N. Hankins
Authorized Signatory

Address for Notices:
Juan Cazorla, Managing Director
521 East Morehead Street
Charlotte, NC 28202

(Signature Page to Third

Amended and Restated Credit and Guaranty Agreement)

LENDER:	UNITED COMMUNITY BANK
as a Lender

	By	/s/ Jeff Wilson
Authorized Signatory

Address for Notices:
306 East North Street
Greenville, SC 29601